Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

PRODUCT SUPPLEMENT (To Prospectus dated June 12, 2015)

UBS AG Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS), Series B*

UBS AG from time to time may offer and sell separate series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS), Series B (which we refer to as the “Securities”), linked to an underlying index (the “Index”). The Securities will be senior unsecured debt securities issued by UBS AG (“UBS”) and will provide a monthly compounded two times leveraged long exposure to the performance of the Index, reduced by the Accrued Fees (as described below). Investing in the Securities involves significant risks. The Securities will be two times leveraged with respect to the Index and, as a result, the Securities will benefit from two times any positive, but will be exposed to two times any negative, performance of the Index. You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its Call Right (as described below) based on the compounded leveraged monthly performance of the Index less the Accrued Fees. You will receive a cash payment upon early redemption based on the compounded leveraged monthly performance of the Index less the Accrued Fees and the Redemption Fee. The Securities may pay a quarterly coupon during their term linked to two times the cash distributions, if any, on the Index Constituent Securities (as defined herein).

The Securities do not guarantee any return of your initial investment and may not pay any coupon. You may lose some or all of your principal if you invest in the Securities. If the compounded leveraged monthly return of the Index (calculated as described herein) is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount, if applicable, you may lose some or all of your investment. Any payment on the Securities at maturity, call or upon early redemption is subject to the creditworthiness of UBS and is not guaranteed by any third party. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities.

See “Risk Factors” beginning on page S-17 for additional risks related to an investment in the Securities.

This product supplement describes some of the general terms that may apply to any series of the Securities and the general manner in which they may be offered. The specific terms of any series of Securities that we may offer, including the name and sponsor of the Index, and the specific manner in which such series of Securities may be offered, will be described in an applicable pricing supplement to this product supplement (a “pricing supplement”). If there is any inconsistency between the terms described in the applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable pricing supplement will be controlling. The general terms of the Securities are described in this product supplement and, unless otherwise specified in the applicable pricing supplement, include the following:

Issuer:	UBS AG (London Branch)

Series:	Medium-Term Notes, Series B*

Initial Trade Date; Initial Settlement Date:	The “Initial Trade Date” and the “Initial Settlement Date” for any series of Securities will be specified in the applicable pricing supplement.

Term:	30 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described below.

Stated Principal Amount:	$25.00 per Security

Underlying Index:	The return on the Securities will be linked to the performance of the relevant Index, which will be identified in the applicable pricing supplement. The Index will be an index of equity or other securities, as further described in the applicable pricing supplement.

Coupon Amount:	For each Security you hold on the applicable Coupon Record Date, you will receive on each monthly Coupon Payment Date an amount in cash equal to the Coupon Amount, if any. As further described in “General Terms of the Securities — Coupon Payment” beginning on page S-35, the Coupon Amount will equal the sum of the cash distributions, if any, that a hypothetical holder of Index Constituent Securities would have been entitled to receive in respect of such securities during the relevant period. The final Coupon Amount will be included in the Cash Settlement Amount at maturity if on the last Trading Day in the applicable Measurement Period the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred.

Coupon Payment Date:	The 15th Trading Day following each Coupon Valuation Date (subject to adjustment). The final Coupon Payment Date will be the Maturity Date. Coupon Payment Dates and Coupon Valuation Dates will be specified in the applicable pricing supplement.

Accrued Fees:	As of any date of determination for any series of Securities, the sum of (i) the Accrued Tracking Fee as of such date and (ii) the Accrued Financing Charge as of such date.

Annual Tracking Fee:	The Accrued Tracking Fee is based on the Annual Tracking Fee which is, as of any date of determination, an amount per Security equal to the product of (i) the Annual Tracking Rate and (ii) the Current Indicative Value as of the immediately preceding Trading Day. The “Annual Tracking Rate” is a per annum rate described in the applicable pricing supplement.

Current Indicative Value:	The “Current Indicative Value” means, as determined by the Calculation Agent as of any date of determination, an amount per Security of any series equal to the product of (i) the Current Principal Amount and (ii) the Index Factor as of such date, calculated using the Index Closing Level on such date as the Index Valuation Level.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency in the United States, Switzerland or any other jurisdiction.

UBS Investment Bank	(cover continued on next page)

Product Supplement dated October 8, 2015

*	UBS AG Exchange Traded Access Securities (ETRACS) issued prior to June 14, 2015 are part of a series of debt securities entitled “Medium-Term Notes, Series A,” and UBS Switzerland AG is a co-obligor of such debt securities. The Securities are part of a series of debt securities entitled “Medium Term Notes, Series B,” which do not benefit from the co-obligation of UBS Switzerland AG.

Payment at Maturity; Cash Settlement Amount:	For each Security, unless earlier redeemed, called or accelerated, you will receive at maturity a cash payment equal to (a) the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day in the applicable Measurement Period, plus (b) the final Coupon Amount if on such last Trading Day the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred, plus (c) the Stub Reference Distribution Amount as of such last Trading Day, if any, minus (d) the Accrued Fees as of such last Trading Day. We refer to this cash payment as the “Cash Settlement Amount”. If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

Early Redemption; Redemption Amount:	Subject to the minimum redemption amount of 50,000 Securities of the affected series and your compliance with the procedures described under “General Terms of the Securities — Early Redemption at the Option of the Holders”, you may elect to require UBS to redeem your Securities. Pursuant to your request, we will redeem your Securities on any of the Redemption Dates specified in the applicable pricing supplement. Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to (a) the product of (i) the Current Principal Amount and (ii) the Index Factor as of the applicable Redemption Valuation Date, plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding such Redemption Valuation Date if on such Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Stub Reference Distribution Amount as of such Redemption Valuation Date, if any, minus (d) the Accrued Fees as of such Redemption Valuation Date, minus (e) the Redemption Fee. We refer to this cash payment as the “Redemption Amount.”

Redemption Fee:	As of any date of determination for a series of Securities, an amount per Security equal to the product of (a) 0.125%, (b) the Current Principal Amount and (c) the Index Factor as of the applicable Redemption Valuation Date.

UBS Call Right:	On any Trading Day specified in the applicable pricing supplement through and including the Maturity Date specified in the applicable pricing supplement (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of the Securities of that series not less than eighteen calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, holders of that series of Securities will receive per Security a cash payment (the “Call Settlement Amount”) (as defined below), which will be paid on the Call Settlement Date. If the amount so calculated is equal to or less than zero, the payment to holders of that series of Securities upon exercise of the Call Right will be zero.

Call Settlement Amount:	In the event UBS exercises its Call Right with respect to any series of the Securities, you will receive per Security a cash payment on the relevant Call Settlement Date equal to (a) the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day in the applicable Measurement Period, plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on such last Trading Day the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Stub Reference Distribution Amount as of such last Trading Day, if any, minus (d) the Accrued Fees as of such last Trading Day. We refer to this cash payment as the “Call Settlement Amount.”

Acceleration Upon Minimum Indicative Value; Acceleration Amount:	If, at any time, the indicative value for any series of the Securities on any Trading Day (1) equals $5.00 or less or (2) decreases 60% in value from the closing indicative value of that series of the Securities on the previous Monthly Valuation Date (each such day, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of that series would later exceed $5.00 or increase from the -60% level on such Acceleration Date or any subsequent Trading Day during the applicable Measurement Period) for a cash payment equal to the Acceleration Amount. The “Acceleration Amount” will equal (a) the product of (i) the Current Principal Amount and (ii) the Index Factor as of the last Trading Day of such Measurement Period, plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Acceleration Date if on such last Trading Day the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Stub Reference Distribution Amount as of such last Trading Day, if any, minus (d) the Accrued Fees as of such last Trading Day. If the minimum indicative value threshold of any series of Securities has been breached, holders of that series of Securities will receive on the Acceleration Settlement Date only the Acceleration Amount in respect of their investment in that series of the Securities. The “Acceleration Settlement Date” will be the third Trading Day following the last Trading Day of the applicable Measurement Period. The indicative value for the Securities and will be calculated as described under “Valuation of the Index and the Securities.”

Index Factor:	1 + (2 × Index Performance Ratio)

Index Performance Ratio:	On any Monthly Valuation Date, any Redemption Valuation Date, or as of the last Trading Day in the applicable Measurement Period, as applicable:

Index Valuation Level — Monthly Initial Closing Level

Monthly Initial Closing Level

Current Principal Amount:	For the period from the Initial Trade Date specified in the applicable pricing supplement to the applicable initial Monthly Valuation Date (such period, the “Initial Calendar Month”), unless otherwise indicated in the applicable pricing supplement, the Current Principal Amount will equal $25.00 per Security of any series. For each subsequent calendar month, the Current Principal Amount for each Security of that series will be reset as follows on the Monthly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Monthly Valuation Date — Accrued Fees on the applicable Monthly Valuation Date

If any series of the Securities undergoes a split or reverse split, the Current Principal Amount of that series will be adjusted accordingly.

For the avoidance of doubt, the Current Principal Amount is different from the Stated Principal Amount of the Securities and may at any time be less than, equal to or greater than the Stated Principal Amount.

Monthly Initial Closing Level:	The Monthly Initial Closing Level for the Initial Calendar Month will be specified in the applicable pricing supplement and will be the Index Closing Level on the applicable Initial Trade Date. For each subsequent calendar month, the Monthly Initial Closing Level on the Monthly Reset Date will equal the Index Closing Level on the Monthly Valuation Date for the previous calendar month.

Monthly Reset Date:	For each calendar month, the “Monthly Reset Date” is the first Trading Day of the month specified in the applicable pricing supplement, subject to adjustment as described under “General Terms of the Securities — Market Disruption Event;” provided, however, that no Monthly Reset Date will occur on or after the Call Valuation Date or the Acceleration Date.

Monthly Valuation Date:	For each Monthly Reset Date, the “Monthly Valuation Date” is the last Trading Day of the previous calendar month subject to adjustment as described under “General Terms of the Securities — Market Disruption Event.” The Monthly Valuation Date will be specified in the applicable pricing supplement.

Index Valuation Level:	As determined by the Calculation Agent, the arithmetic mean of the Index Closing Levels measured on each Trading Day during the applicable Measurement Period, or the Index Closing Level on any Monthly Valuation Date or any Redemption Valuation Date, provided that if the Redemption Valuation Date falls in any Measurement Period, for the purposes of calculating the Index Performance Ratio as of the Redemption Valuation Date, the Index Valuation Level on any date of determination during such Measurement Period shall equal (a) 1/t times (b) (i) the sum of the Index Closing Levels on each Trading Day from, and including, the Call Valuation Date, Acceleration Date or the Calculation Date, as applicable, to, but excluding, the date of determination, plus (ii) the number of Trading Days from and including the date of determination to and including the last Trading Day in such Measurement Period, times the Index Closing Level on such date of determination. For purposes of this definition, “t” equals the number of Trading Days in the applicable Measurement Period.

Index Closing Level:	For any series of the Securities, the closing level of the relevant Index as reported on Bloomberg L.P. (“Bloomberg”) and any other publicly available information provider specified in the applicable pricing supplement.

Calculation Agent:	UBS Securities LLC

Listing:	We intend to list each series of the Securities on NYSE Arca. There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Indicative Value:	The term “indicative value” refers to the value at a given time and date equal to (i) Current Principal Amount multiplied by the Index Factor calculated using the intraday indicative value of the relevant Index as of such time as the Index Valuation Level, plus (ii) assuming such time and date is the Redemption Valuation Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (iii) the Stub Reference Distribution Amount, if any, as of such time and date, assuming such time and date is the Redemption Valuation Date, minus (iv) the Accrued Fees as of such time and date, assuming such time and date is the Redemption Valuation Date.

Intraday Index Value:	The “Intraday Index Value” means the value, as calculated by the Index Calculation Agent, of the Index as published by Bloomberg under the symbol specified in the applicable pricing supplement.

Accrued Tracking Fee:	(1) The Accrued Tracking Fee with respect to the initial Monthly Valuation Date is an amount equal to the product of: (a) the Annual Tracking Fee as of the initial Monthly Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the Initial Trade Date to, and including, the initial Monthly Valuation Date, and the denominator of which is 365.

(2) The Accrued Tracking Fee with respect to any Monthly Valuation Date other than the Initial Monthly Valuation Date is an amount equal to the product of (a) the Annual Tracking Fee as of such Monthly Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, such Monthly Valuation Date, and the denominator of which is 365.

(3) The Accrued Tracking Fee with respect to the last Trading Day of the Final Measurement Period, the Call Measurement Period or the Acceleration Measurement Period, or as of the Redemption Valuation Date, as applicable, is an amount equal to the product of (a) the Annual Tracking Fee calculated as of the last Trading Day of the Final Measurement Period, the Call Measurement Period or the Acceleration Measurement Period, or as of the Redemption Valuation Date, as applicable and (b) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, (i) such last Trading Day of the Final Measurement Period, the Call Measurement Period or the Acceleration Measurement Period, or (ii) such Redemption Valuation Date (or, if the Acceleration Date or Redemption Valuation Date occurs prior to the initial Monthly Valuation Date, the period from, and excluding, the Initial Trade Date), as applicable, and the denominator of which is 365.

Accrued Financing Charge:	On the Initial Trade Date of any series of Securities, the Accrued Financing Charge for each Security will equal $0.

On the initial Monthly Valuation Date, the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the Initial Trade Date to, and including, the initial Monthly Valuation Date times (ii) the Financing Rate as of such date, divided by (b) 360.

On any subsequent Monthly Valuation Date, the Accrued Financing Charge for each Security will equal (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date to, and including, the then current Monthly Valuation Date times (ii) the Financing Rate as of such date, divided by (b) 360.

As of the last Trading Day of the Final Measurement Period, the Call Measurement Period or the Acceleration Measurement Period, or as of any Redemption Valuation Date, as applicable, an amount equal to (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date (or, if the Redemption Valuation Date falls in the Initial Calendar Month, the Initial Trade Date) to, and including, such last Trading Day in the Final Measurement Period, the Call Measurement Period or the Acceleration Measurement Period, or such Redemption Valuation Date, as applicable, times (ii) the Financing Rate as of such date, divided by (b) 360.

The “Financing Level” is, as of any date of determination, an amount that equals the Current Principal Amount.

Financing Rate:	The Financing Rate will equal the sum of (a) the “Financing Spread” to be specified in the applicable pricing supplement and (b) the London interbank offered rate (British Banker’s Association) for three-month deposits in U.S. Dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London time, on the day that is two London business days prior to the immediately preceding Monthly Valuation Date. “London business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

Reference Distribution Amount:	The “Reference Distribution Amount” is (i) as of the first Coupon Valuation Date, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the “record date” with respect to any such securities for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Trade Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of such securities held by such Reference Holder on the “record date” with respect to any such securities for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to the cash distributions for any such securities that are scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such security fails to pay the distribution to holders of such securities by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount. Any cash distributions on the Index Constituent Securities that are paid in a non-U.S. dollar currency will be converted into U.S. dollars for purposes of calculating the Reference Distribution Amount in the manner described in the applicable pricing supplement.

Stub Reference Distribution Amount:

The “Stub Reference Distribution Amount” as of the last Trading Day in the applicable Measurement Period or as of the Redemption Valuation Date, as applicable, is an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the “record date” with respect to any such securities for those cash distributions whose “ex-dividend date” occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date (or if such Redemption Valuation Date or the Acceleration Date occurs prior to the first Coupon Valuation Date, the period from but excluding, the Initial Trade Date) to, and including, such last Trading Day of such Measurement Period or such Redemption Valuation Date, as applicable; provided that, for the purpose of calculating the Stub Reference Distribution Amount as of such last Trading Day of such Measurement Period, the Reference Holder will be deemed to hold on each Trading Day in such Measurement Period ((t-d)/t) of the shares of such securities it would otherwise hold on each of the Trading Days in such Measurement Period beginning on the second Trading Day in such Measurement Period until and including the final Trading Day in such Measurement Period. For purposes of this definition, d = the number of Trading Days that have occurred in the applicable Measurement Period. For purposes of this definition, “t” equals the number of Trading Days in the applicable Measurement Period. Such cash distributions may be adjusted to account for withholding taxes imposed by the taxing authority of the applicable Index Constituent and for any fees related to such cash distributions, as described in the applicable pricing supplement.

Notwithstanding the foregoing, with respect to the cash distributions for any such securities that are scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such security fails to pay the distribution to holders of such securities by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Stub Reference Distribution Amount. Any cash distributions on the Index Constituent Securities that are paid in a non-U.S. dollar currency will be converted into U.S. dollars for purposes of calculating the Stub Reference Distribution Amount in the manner described in the applicable pricing supplement.

Reference Holder:	The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index Constituent Security equal to two times (i) the published unit weighting of that security as of that date, as described in the applicable pricing supplement, divided by (ii) the product of (a) the “Index Divisor” specified in the applicable pricing supplement as of that date, and (b) the Monthly Initial Closing Level divided by the Current Principal Amount.

Related Definitions:	See “General Terms of the Securities” beginning on page S-34 for the definition of “Measurement Period.”

See “General Terms of the Securities — Coupon Payment” beginning on page S-35 for the definitions of “Coupon Record Date,” “Coupon Valuation Date,” “Coupon Ex-Date,” “record date” “ex-dividend date” and “Business Day.”

See “General Terms of the Securities — Cash Settlement Amount at Maturity” beginning on page S-36 for the definitions of “Final Measurement Period,” “Index Calculation Agent,” “Calculation Date” and “Trading Day.”

See “General Terms of the Securities — Early Redemption at the Option of the Holders” beginning on page beginning on page S-40 for the definitions of “Redemption Valuation Date” and “Redemption Date.”

See “General Terms of the Securities — UBS’s Call Right” beginning on page S-42 for the definitions of “Call Measurement Period” and “Call Valuation Date.”

See “General Terms of the Securities — Acceleration Upon Minimum Indicative Value” beginning on page S-43 for the definition of “Acceleration Measurement Period.”

The applicable pricing supplement will describe the specific terms of the Securities, including any changes to the terms specified in this product supplement.

We may use this product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this product supplement and the accompanying prospectus are being used in a market-making transaction.

The UBS AG Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS) being offered as described in this product supplement, the applicable pricing supplement and the accompanying prospectus will constitute one offering in a series of offerings of ETRACS exchange traded notes. We are offering and may continue to offer from time to time ETRACS linked to different underlying indices, which may have the same or different terms and conditions relative to those set forth in this product supplement and the accompanying pricing supplement.

This product supplement contains the general financial and other terms that apply to the series of Securities that will be offered pursuant to the applicable pricing supplement. Terms that apply generally to all our Medium-Term Notes, Series B, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. Each series of Securities offered by this product supplement, the accompanying prospectus and the applicable pricing supplement are part of our Medium-Term Notes, Series B. The terms described here (i.e., in this product supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this product supplement are not incorporated by reference in this product supplement or the accompanying prospectus.

You may access the accompanying prospectus dated June 12, 2015 at:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

i

Product Supplement Summary

The following is a summary of terms that will apply generally to the Securities, as well as a discussion of factors you should consider before purchasing the Securities. On the initial trade date, UBS AG will prepare a pricing supplement that, in addition to the identity of the relevant Index and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Securities”, we mean the Monthly Pay 2xLeveraged ETRACS. Also, references to the “accompanying prospectus” mean the accompanying prospectus of UBS, titled “Debt Securities and Warrants”, dated June 12, 2015. References to the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your Securities unless the context otherwise requires.

This section summarizes the following aspects of the Securities:

➢	What are the Securities and how do they work?

➢	How do you redeem your Securities?

➢	What are some of the risks of the Securities?

➢	Who calculates and publishes the Index?

➢	Is this the right investment for you?

➢	What are the tax consequences?

What are the Securities and how do they work?

The Securities are senior unsecured debt securities issued by UBS that provide a monthly compounded two times leveraged long exposure to the performance of the relevant Index, reduced by the Accrued Fees. The Securities may pay a quarterly coupon during their term.

The Underlying Index

The name of the relevant Index will be specified in the applicable pricing supplement. The relevant Index will be an index of equity or other securities. We refer to the companies issuing such securities as the “Index Constituents” and the securities constituting the relevant Index as the “Index Constituent Securities”.

Leveraged Returns

The Securities seek to approximate the monthly returns that might be available to investors through a leveraged “long” investment in the Index Constituent Securities. A leveraged “long” investment strategy involves the practice of borrowing money from a third party lender at an agreed-upon rate of interest and using the borrowed money together with investor capital to purchase assets (e.g., the Index Constituent Securities). A leveraged “long” investment strategy terminates with the sale of the underlying assets and repayment of the third party lender, provided that the proceeds of the sale of underlying assets are sufficient to repay the loan. By implementing a leveraged strategy, the leveraged investor seeks to benefit from an anticipated increase in the value of the assets between the purchase and sale of such assets, and assumes that the increase in value of the underlying assets will exceed the cumulative interest due to the third party lender over the term of the loan. A leveraged investor will incur a loss if the value of the assets does not increase sufficiently to cover payment of the interest. In order to seek to replicate a leveraged “long” investment strategy in the Index Constituent Securities, the Securities provide that each

$1 invested by investors on the Initial Trade Date is leveraged through a notional loan of $1 on the Initial Trade Date. Investors are thus considered to have notionally borrowed $1, which, together with the $1 invested, represents a notional investment of $2 in the Index Constituent Securities on the Initial Trade Date. During the term of your Securities, the leveraged portion of the notional investment, which will be equal to the Current Principal Amount, accrues financing charges for the benefit of UBS referred to as the “Accrued Financing Charge”, which seeks to represent the monthly amount of interest that leveraged investors might incur if they sought to borrow funds at a similar rate from a third party lender. Upon maturity or call, upon acceleration or upon early redemption, the investment in the Index Constituent Securities is notionally sold at the then-current values of the Index Constituent Securities, and the investor then notionally repays UBS an amount equal to the principal of the notional loan plus accrued interest. The payment at maturity, call, acceleration or early redemption, therefore, generally represents the profit or loss that the investor would receive by applying a leveraged “long” investment strategy, after taking into account, and making assumptions for, the accrued financing charges that are commonly present in such leveraged “long” investment strategies. In order to mitigate the risk to UBS that the value of the Index Constituent Securities is not sufficient to repay the principal and Accrued Financing Charge of the notional loan, an automatic early termination of the Securities is provided for under the “Acceleration Upon Minimum Indicative Value” provisions hereunder. The Accrued Financing Charge seeks to compensate UBS for providing investors with the potential to receive a leveraged participation in movements in the Index Closing Level of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities. These charges accrue on a daily basis during the applicable period. The Accrued Financing Charge will be calculated as described under “General Terms of the Securities — Cash Settlement Amount at Maturity”.

Payment at Maturity

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon acceleration or upon early redemption. Instead, you will receive a cash payment per Security based on the two times leveraged performance of the Index reduced by the Accrued Fees and, if applicable, a Redemption Fee.

Positive or negative monthly changes in the Index Closing Level, or the Index Valuation Level, will not solely determine the return on your Securities due to the combined effects of leverage, monthly compounding and any applicable fees and financing charges. Because the Current Principal Amount is reset each month, the Securities do not offer a return based on the simple performance of the Index from the Initial Trade Date to the Maturity Date. Instead, the amount you receive at maturity or call, or upon early redemption or acceleration, will be contingent upon the monthly compounded two times leveraged long performance of the Index during the term of the Securities, subject to the negative effect of the Accrued Fees. Accordingly, even if over the term of the Securities, the level of the Index has increased, there is no guarantee that you will receive at maturity or call, or upon early redemption or acceleration, your initial investment back or any return on that investment. This is because the amount you receive at maturity or call, or upon an early redemption or acceleration, depends on how the Index has performed in each month on a compounded, leveraged basis prior to maturity or call, or upon an early redemption or acceleration, and consequently, how the Current Principal Amount has been reset in each month. In particular, significant adverse monthly performances for your Securities may not be offset by any beneficial monthly performances of the same magnitude.

Initially, unless otherwise indicated in the applicable pricing supplement, the Current Principal Amount is equal to $25.00 per Security. At the start of each subsequent calendar month, the Current Principal Amount is reset by applying the Index Factor to the previous Current Principal Amount and subtracting the Accrued Fees, if any.

For example, if for August the Current Principal Amount is $20 and the Index Factor as of the Monthly Valuation Date for August is equal to 0.90 and the Accrued Fees are equal to $0.02, the Current Principal Amount for September will equal $17.98. Subsequently, the Index Factor and the Accrued Fees as of the Monthly Valuation Date for September will be applied to the Current Principal Amount for September to derive the Current Principal Amount for October.

The Current Principal Amount is reset each calendar month to ensure that a consistent degree of leverage is applied to any performance of the Index. If the Current Principal Amount is reduced by an adverse monthly performance, the Index Factor of any further adverse monthly performance will lead to a smaller dollar loss when applied to that reduced Current Principal Amount than if the Current Principal Amount were not reduced. Equally, however, if the Current Principal Amount increases, the dollar amount lost for a certain level of adverse monthly performance will increase correspondingly.

Resetting the Current Principal Amount also means that the dollar amount which may be gained from any beneficial monthly performance will be contingent upon the Current Principal Amount. If the Current Principal Amount is above $25.00, then any beneficial monthly performance will result in a gain of a larger dollar amount than would be the case if the Current Principal amount were reduced below $25.00. Conversely, as the Current Principal Amount is reduced towards zero, the dollar amount to be gained from any beneficial monthly performance will decrease correspondingly.

At maturity, you will receive a cash payment equal to:

(a)	the product of

(i)	the Current Principal Amount and

(ii)	the Index Factor as of the last Trading Day in the applicable Measurement Period, plus

(b)	the final Coupon Amount if on such last Trading Day the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred, plus

(c)	the Stub Reference Distribution Amount as of such last Trading Day, if any, minus

(d)	the Accrued Fees as of such last Trading Day.

We refer to this cash payment as the “Cash Settlement Amount”. If the amount calculated above is equal to or less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity.     The Securities are fully exposed to any decline in the level of the Index. The negative effect of the Accrued Fees will reduce your final payment. If the compounded leveraged monthly return of the Index plus any Coupon Amounts is insufficient to offset the negative effect of the Accrued Fees, or if the compounded leveraged monthly return of the Index is negative, you may lose some or all of your investment at maturity. As a result of compounding, the performance of the Securities for periods greater than one month is likely to be either greater than or less than two times the performance of the Index, before accounting for the Accrued Fees. In addition, because the Accrued Fees are calculated and subtracted from the Current Principal Amount on a monthly basis, the net negative effect of the Accrued Fees accumulates over time and the absolute level of the Accrued Fees are dependent on the path taken by the level of the Index over the term of the Securities. See “General Terms of the Securities — Cash Settlement Amount at Maturity” beginning on page S-36.

Coupon Payments

The Securities may pay a quarterly coupon during their term. For each Security you hold on the applicable Coupon Record Date, you may receive on each monthly Coupon Payment Date an amount in cash equal to the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”). If the Reference Distribution Amount on such Coupon Valuation Date is equal to zero, you will not receive any Coupon Amount on the related Coupon Payment Date. Coupon Amounts will be paid in U.S. dollars, and will be subject to exchange rate risk if the cash distributions paid on the Index Constituent Securities are paid in non-U.S. dollar currencies. See “Risk Factors — The Coupon Amount, Reference Distribution Amount and Stub Reference Distribution Amount may be subject to exchange rate risk”. Coupon Amounts are not interest payments; the Securities do not accrue interest.

Unlike ordinary debt securities, the Securities do not guarantee any coupon payment.

See “General Terms of the Securities — Coupon Payment” beginning on page S-35.

UBS’s Call Right

On any Trading Day specified in the applicable pricing supplement through and including the Maturity Date specified in the applicable pricing supplement, UBS may at its option redeem all, but not less than all, issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of the Securities of that series not less than eighteen calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises its Call Right, you will receive per Security a cash payment on the relevant Call Settlement Date equal to the Call Settlement Amount. See “General Terms of the Securities — UBS’s Call Right” beginning on page S-42.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value for any series of the Securities on any Trading Day (1) equals $5.00 or less or (2) decreases 60% in value from the closing indicative value of that series of the Securities on the previous Monthly Valuation Date (each such day, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of that series would later exceed $5.00 or increase from the-60% level on such Acceleration Date or any subsequent Trading Day during the applicable Measurement Period) for a cash payment equal to the Acceleration Amount. If the Acceleration Amount is equal to or less than zero, the payment upon acceleration will be zero. The indicative value of the Securities is calculated as described under “Valuation of the Index and the Securities.”

If the minimum indicative value threshold of any series of Securities has been breached, you will receive on the Acceleration Settlement Date only the Acceleration Amount in respect of your investment in that series of the Securities. The “Acceleration Settlement Date” will be the third Trading Day following the last Trading Day of the applicable Measurement Period. UBS will provide notice to the holders of the Securities that the minimum indicative value threshold has been breached not less than five calendar days prior to the Acceleration Settlement Date. See “General Terms of the Securities — Acceleration Upon Minimum Indicative Value” beginning on page S-43.

How do you redeem your Securities?

Early Redemption

You may elect to require UBS to redeem your Securities, subject to a minimum redemption amount of at least 50,000 Securities of that series. If you elect to have your Securities redeemed and have done so under the redemption procedures described under “General Terms of the Securities — Redemption Procedures”, you will receive payment for your Securities on the Redemption Date. The first and final Redemption Dates will be specified in the applicable pricing supplement. In addition, if a call notice has been issued or if acceleration has been triggered, in each case with respect to any series of the Securities, the last Redemption Valuation Date for that series of Securities will be the fifth Trading Day prior to the Call Settlement Date or the Acceleration Settlement Date, as applicable. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, as defined below.

You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities of the same series; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities of the affected series at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Redemption Amount, calculated as described under “General Terms of the Securities — Early Redemption at the Option of the Holders” beginning on page S-40.

You may lose some or all of your investment upon early redemption.    The combined negative effect of the Accrued Fees and the Redemption Fee Amount will reduce your final payment. If the compounded leveraged monthly return of the Index is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee Amount (less any Coupon Amounts and any Stub Reference Distribution Amount as of the Redemption Valuation Date, if any, you may be entitled to receive), or if the compounded leveraged monthly return of the Index is negative, you may lose some or all of your investment upon early redemption.

Redemption Procedures

To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a Redemption Notice to UBS by email no later than 12:00 noon (New York City time) on the Trading Day immediately preceding the applicable Redemption Valuation Date and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective. See “General Terms of the Securities — Redemption Procedures” beginning on page S-41. and “Description of the Debt Securities We May Offer — Redemption and Payment” in the accompanying prospectus.

What are some of the risks of the Securities?

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-17 and in the “Risk Factors” section of the applicable pricing supplement.

➢

You may lose some or all of your investment — The Securities do not guarantee any return on your initial investment and are exposed to two times any monthly decline in the level of the Index. If the monthly compounded leveraged return of the Index is insufficient to offset the combined negative effect of the Accrued Fees and Redemption Fee, if applicable (less any Coupon Amounts and the Stub Reference Distribution Amount, if any, you may be entitled to receive), or if the monthly compounded leveraged return of the Index is negative, you may lose some or all of your investment at maturity or call, or upon early redemption or acceleration.

➢

Correlation and compounding risk — A number of factors may affect the Security’s ability to achieve a high degree of correlation with the performance of the Index, and there can be no guarantee that the Security will achieve a high degree of correlation. Because the Current Principal Amount is reset monthly, you will be exposed to compounding of monthly returns. As a result, the performance of the Securities for periods greater than one month is likely to be either greater than or less than the Index performance times the leverage factor of two, before accounting for Accrued Fees and the Redemption Fee, if any. In particular, significant adverse monthly performances of your Securities may not be offset by subsequent beneficial monthly performances of equal magnitude.

➢

Leverage risk — The Securities are two times leveraged long with respect to the Index, which means that you may benefit two times from any positive, but will be exposed to two times any negative, monthly performance of the Index, before accounting for the Accrued Fees and Redemption Fee, if any.

➢

Market risk — The return on the Securities, which may be positive or negative, is linked to the monthly compounded leveraged return on the Index as measured by the Index Factor, and which, in turn, is affected by a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the Index Constituent Securities or the markets generally.

➢

Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity or call, or upon acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, or upon acceleration or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities. Unlike the series of UBS AG debt securities entitled “Medium-Term Notes, Series A,” the Securities do not benefit from any co-obligation of UBS Switzerland AG.

➢

A trading market for the Securities may not develop — Although we intend to list each series of the Securities on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities of any series, although they are not required to and may stop at any time. We are not required to maintain any listing of any series of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate stated principal amount of any series of the Securities shown on the cover of the applicable pricing supplement. We may issue and sell additional Securities from time to time and we may suspend or cease sales of the Securities at any time, at our discretion. Therefore, the liquidity of any series of the Securities may be limited.

➢

The Securities may not provide a hedge against price and/or value decreases or increases — The Securities may not provide a hedge against a decrease or increase in the price and/or value of any asset, sector or index.

➢

You are not guaranteed a coupon payment — You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount for your series of Securities is zero. Because the amount of any Coupon Amount is uncertain and could be zero, you should not expect to receive regular periodic coupon payments.

➢

Requirements upon early redemption — You must satisfy the requirements described herein and in the applicable pricing supplement for your redemption request to be considered, including the minimum redemption amount of at least 50,000 of the same series of the Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors (and of the same series) to reach this minimum requirement and there can be no assurance that they can or will do so. Therefore, the liquidity of the Securities may be limited. In addition, the payment you receive upon early redemption will be reduced by the Redemption Fee Amount.

➢	Your redemption election is irrevocable — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities and you will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the Redemption Valuation Date.

➢

Potential automatic acceleration — In the event the indicative value of any series of the Securities is equal to $5.00 or less on any Trading Day or decreases 60% in value from the closing indicative value of that series of the Securities on the previous Monthly Valuation Date, the Securities of that series will be automatically accelerated and mandatorily redeemed by UBS and you will receive a cash payment equal to the Acceleration Amount as determined during the applicable Measurement Period. The Acceleration Amount you receive on the Acceleration Settlement Date may be significantly less than $5.00 per Security and may be zero if the price of the Securities continues to decrease during trading on one or more Trading Days during such Measurement Period.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

➢

UBS’s Call Right — UBS may redeem all outstanding Securities at any time on or after the date specified in the applicable pricing supplement, as described under “General Terms of the Securities — UBS’s Call Right” beginning on page S-42.

Is this the right investment for you?

The Securities may be a suitable investment for you if:

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢

You seek an investment with a return linked to a monthly compounded two times leveraged long performance of the relevant Index and Coupon Amounts which are dependent on distributions made with respect to the Index constituents.

➢

You understand (i) leverage risk, including the risks inherent in maintaining a constant two times leverage on a monthly basis, and (ii) the consequences of seeking monthly leveraged investment results generally, and you intend to actively monitor and manage your investment.

➢

You believe the monthly compounded two times leveraged long performance of the Index plus any Coupon Amounts and/or any Stub Reference Distribution Amount you may receive will be sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable.

➢

You are willing to receive a lower amount of distributions than you would if you owned interests in the Index Constituents directly and understand that you may not receive any distributions during the term of your series of Securities.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities in the secondary market may be significantly less than the amount you invested.

➢	You are willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right.

➢	You understand and accept the risks associated with the fact that significant aspects of the tax treatment of the Securities are uncertain.

➢	You are not seeking an investment for which there will be an active secondary market.

➢	You are willing to be exposed to the credit risk of UBS, as issuer of the Securities.

The Securities may not be a suitable investment for you if:

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢

You do not seek an investment with a return linked to a monthly compounded two times leveraged long performance of the relevant Index and Coupon Amounts which are dependent on distributions made with respect to Index Constituents.

➢

You do not understand (i) leverage risk, including the risks inherent in maintaining a constant two times leverage on a monthly basis, and (ii) the consequences of seeking monthly leveraged investment results generally, and you do not intend to actively monitor and manage your investment.

➢

You do not believe the monthly compounded two times leveraged long performance of the Index plus any Coupon Amounts and/or any Stub Reference Distribution Amount you may receive will be sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable.

➢

You are not willing to receive a lower amount of distributions than you would if you owned interests in the Index Constituents directly and you seek an investment that guarantees distributions during the term of the Securities.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities in the secondary market may be significantly less than the amount you invested.

➢	You are not willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right.

➢	You do not understand and do not accept the risks associated with the fact that significant aspects of the tax treatment of the Securities are uncertain.

➢	You seek an investment for which there will be an active secondary market.

➢	You are not willing to be exposed to the credit risk of UBS, as issuer of the Securities.

Who calculates and publishes the relevant Index?

The “Index Calculation Agent” will calculate the level of the relevant Index and will be named in the applicable pricing supplement. Levels of the relevant Index will be published approximately every 15 seconds (assuming that the level of such Index has changed within such 15-second interval) from 9:30 a.m. to 4:00 p.m., New York City time, and a daily Index Closing Level will be published at approximately 4:00 p.m., New York City time, on each Trading Day. The identity of the Index Calculation Agent and the relevant Index information providers and relevant Index symbol will be specified in the applicable pricing supplement.

What are the tax consequences of owning the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” on page S-53.

The tax treatment of your Securities will depend on their terms. Consequently, except to the extent the applicable pricing supplement indicates otherwise, the discussion below (including the tax opinion below) will not necessarily apply to your Securities. The summary below is subject to the assumptions, limitations and exceptions set forth under “Material U.S. Federal Income Tax Consequences” on page S-53.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index. Under that treatment, (i) you will likely be required to include the Coupon Amounts (including amounts received upon the sale, exchange, redemption or maturity of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, in ordinary income at the time such amounts accrue or are received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to accrued but unpaid Coupon Amounts, which will likely be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. The deductibility of capital losses is subject to limitations.

Under the required tax treatment of the Securities set forth in the previous paragraph, the Coupon Amounts (including amounts received upon the sale, exchange, redemption or maturity of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, will (i) not be eligible for the special tax rate applicable to “qualified dividends”, notwithstanding that such amounts may be attributable to dividends on the Index Constituent Securities that would have been “qualified dividends” if the Index Constituent Securities had been held directly by an investor in the Securities, and (ii) in the case of a corporate holder of Securities, not be eligible for the dividends received deduction, notwithstanding that such amounts may be attributable to dividends on the Index Constituent Securities that would have been eligible for the dividends received deduction if the Index Constituent Securities had been held directly by a corporate investor in the Securities. In addition, as described under “General Terms of the Securities — Coupon Payment” on page S-35, the Coupon Amounts and the Stub Reference Distribution Amount, if any, may reflect adjustments that account for withholding taxes imposed by the taxing authorities of the applicable Index Constituents. The amount of such adjustments will not give rise to creditable foreign taxes, notwithstanding that amounts withheld by such taxing authorities on dividends paid by such Index Constituents may have given rise to creditable foreign taxes if the Index Constituent Securities had been held directly by an investor in the Securities.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-54.

The Internal Revenue Service (the “IRS”) released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, we intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-53 unless and until such time as the Treasury Department or IRS determines that some other treatment is more appropriate.

Conflicts of Interest

Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in any potential offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS may receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, any offering will be conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in any offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

The following four examples illustrate how a hypothetical series of the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per month for twelve months (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per month for the first six months and then decreasing by 3.00% per month for the next 6 months, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per month for the first six months, and then increasing by 3.00% per month for the next six months. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twelve months, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the month end, that no acceleration upon minimum indicative value has occurred, no Coupon Amount has been paid during the term of the Securities and that no Stub Reference Distribution Amount was paid at maturity, call or upon early redemption.

The following assumptions are used in each of the four examples:

➢	the initial level for the relevant Index is 2500;

➢	the Redemption Fee Rate is 0.125%;

➢	the Financing Rate is 0.90%;

➢	the Current Principal Amount on the first day is $25.00; and

➢	the Annual Tracking Rate is 0.60%.

The examples highlight the effect of two times leverage and monthly compounding, and the impact of the Accrued Fees on the payment at maturity or call, or upon early redemption, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of any series of the Securities. The Financing Rate will change during the term of any series of the Securities, which will affect the performance of the Securities of that series.

Because the Accrued Fees take into account the monthly performance of the relevant Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees are dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for month twelve are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1: The Index Closing Level increases at a constant rate of 3.00% per month for twelve months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level)/Monthly Initial Closing Level)	(1 +(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) —H)	(I - Redemption Fee)
1	2575.00	0.0300	1.060	0.0188	$26.50	$0.0131	$0.0318	$26.47	$26.4369
2	2652.25	0.0300	1.060	0.0199	$28.06	$0.0138	$0.0337	$28.02	$27.9895
3	2731.82	0.0300	1.060	0.0210	$29.70	$0.0146	$0.0357	$29.67	$29.6332
4	2813.77	0.0300	1.060	0.0223	$31.45	$0.0155	$0.0378	$31.41	$31.3735
5	2898.19	0.0300	1.060	0.0236	$33.30	$0.0164	$0.0400	$33.26	$33.2160
6	2985.13	0.0300	1.060	0.0249	$35.25	$0.0174	$0.0423	$35.21	$35.1667
7	3074.68	0.0300	1.060	0.0264	$37.32	$0.0184	$0.0448	$37.28	$37.2319
8	3166.93	0.0300	1.060	0.0280	$39.51	$0.0195	$0.0474	$39.47	$39.4185
9	3261.93	0.0300	1.060	0.0296	$41.83	$0.0206	$0.0502	$41.78	$41.7334
10	3359.79	0.0300	1.060	0.0313	$44.29	$0.0218	$0.0532	$44.24	$44.1843
11	3460.58	0.0300	1.060	0.0332	$46.89	$0.0231	$0.0563	$46.83	$46.7791
12	3564.40	0.0300	1.060	0.0351	$49.64	$0.0245	$0.0596	$49.58	$49.5263

Cumulative Index Return:	42.58%
Return on Securities (assumes no early redemption):	98.34%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 2: The Index Closing Level decreases at a constant rate of 3.00% per month for twelve months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level)/Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) -H)	(I - Redemption Fee)
1	2425.00	-0.0300	0.940	0.0188	$23.50	$0.0116	$0.0303	$23.47	$23.4384
2	2352.25	-0.0300	0.940	0.0176	$22.06	$0.0109	$0.0285	$22.03	$22.0037
3	2281.68	-0.0300	0.940	0.0165	$20.71	$0.0102	$0.0267	$20.68	$20.6567
4	2213.23	-0.0300	0.940	0.0155	$19.44	$0.0096	$0.0251	$19.42	$19.3923
5	2146.84	-0.0300	0.940	0.0146	$18.25	$0.0090	$0.0236	$18.23	$18.2052
6	2082.43	-0.0300	0.940	0.0137	$17.14	$0.0085	$0.0221	$17.11	$17.0908
7	2019.96	-0.0300	0.940	0.0128	$16.09	$0.0079	$0.0208	$16.07	$16.0446
8	1959.36	-0.0300	0.940	0.0120	$15.10	$0.0074	$0.0195	$15.08	$15.0625
9	1900.58	-0.0300	0.940	0.0113	$14.18	$0.0070	$0.0183	$14.16	$14.1404
10	1843.56	-0.0300	0.940	0.0106	$13.31	$0.0066	$0.0172	$13.29	$13.2748
11	1788.25	-0.0300	0.940	0.0100	$12.49	$0.0062	$0.0161	$12.48	$12.4622
12	1734.61	-0.0300	0.940	0.0094	$11.73	$0.0058	$0.0151	$11.71	$11.6994

Cumulative Index Return:	-30.62%
Return on Securities (assumes no early redemption):	-53.14%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 3: The Index Closing Level increases by 3.00% per month for the first six months and then decreases by 3.00% per month for the next six months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level)/Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee )
1	2575.00	0.0300	1.060	0.0188	$26.50	$0.0131	$0.0318	$26.47	$26.4369
2	2652.25	0.0300	1.060	0.0199	$28.06	$0.0138	$0.0337	$28.02	$27.9895
3	2731.82	0.0300	1.060	0.0210	$29.70	$0.0146	$0.0357	$29.67	$29.6332
4	2813.77	0.0300	1.060	0.0223	$31.45	$0.0155	$0.0378	$31.41	$31.3735
5	2898.19	0.0300	1.060	0.0236	$33.30	$0.0164	$0.0400	$33.26	$33.2160
6	2985.13	0.0300	1.060	0.0249	$35.25	$0.0174	$0.0423	$35.21	$35.1667
7	2895.58	-0.0300	0.940	0.0264	$33.10	$0.0163	$0.0427	$33.05	$33.0090
8	2808.71	-0.0300	0.940	0.0248	$31.07	$0.0153	$0.0401	$31.03	$30.9884
9	2724.45	-0.0300	0.940	0.0233	$29.17	$0.0144	$0.0377	$29.13	$29.0915
10	2642.71	-0.0300	0.940	0.0218	$27.38	$0.0135	$0.0354	$27.35	$27.3107
11	2563.43	-0.0300	0.940	0.0205	$25.71	$0.0127	$0.0332	$25.67	$25.6389
12	2486.53	-0.0300	0.940	0.0193	$24.13	$0.0119	$0.0312	$24.10	$24.0695

Cumulative Index Return:	-0.54%
Return on Securities (assumes no early redemption):	-3.59%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 4: The Index Closing Level decreases by 3.00% per month for the first six months, and then increases by 3.00% per month for the next six months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level- Monthly Initial Closing Level)/ Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I- Redemption Fee)
1	2425.00	-0.0300	0.940	0.0188	$23.50	$0.0116	$0.0303	$23.47	$23.4384
2	2352.25	-0.0300	0.940	0.0176	$22.06	$0.0109	$0.0285	$22.03	$22.0037
3	2281.68	-0.0300	0.940	0.0165	$20.71	$0.0102	$0.0267	$20.68	$20.6567
4	2213.23	-0.0300	0.940	0.0155	$19.44	$0.0096	$0.0251	$19.42	$19.3923
5	2146.84	-0.0300	0.940	0.0146	$18.25	$0.0090	$0.0236	$18.23	$18.2052
6	2082.43	-0.0300	0.940	0.0137	$17.14	$0.0085	$0.0221	$17.11	$17.0908
7	2144.90	0.0300	1.060	0.0128	$18.14	$0.0089	$0.0218	$18.12	$18.0972
8	2209.25	0.0300	1.060	0.0136	$19.21	$0.0095	$0.0231	$19.18	$19.1600
9	2275.53	0.0300	1.060	0.0144	$20.33	$0.0100	$0.0244	$20.31	$20.2852
10	2343.79	0.0300	1.060	0.0152	$21.53	$0.0106	$0.0258	$21.50	$21.4765
11	2414.11	0.0300	1.060	0.0161	$22.79	$0.0112	$0.0274	$22.76	$22.7378
12	2486.53	0.0300	1.060	0.0171	$24.13	$0.0119	$0.0290	$24.10	$24.0731

Cumulative Index Return:	-0.54%
Return on Securities (assumes no early redemption):	-3.59%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

You may receive Coupon Amounts during the term of the Securities and a Stub Reference Distribution Amount at maturity or call, or upon early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities or any Stub Reference Distribution Amount you may be entitled to receive at maturity or call, or upon early redemption. If any Stub Reference Distribution Amount was paid at maturity or call, or upon early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as the Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities, will depend on the monthly compounded leveraged return of the relevant Index, and if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees over the relevant period and, if applicable, the Redemption Fee, whether any Coupon Amounts were paid during the term of the Securities and whether any Stub Reference Distribution Amount is payable at maturity or call, or upon early redemption or acceleration. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the relevant Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

Risk Factors

Your investment in the Securities involves significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the relevant Index. The Securities are two times leveraged with respect to the relevant Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, monthly performance of the relevant Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Risk Factors” in the applicable pricing supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this product supplement and the accompanying prospectus, before investing in the Securities.

The Securities do not guarantee any payment at maturity or call, or upon acceleration or early redemption, nor do they guarantee payment of any Coupon Amount. You may lose all or a significant portion of your investment in the Securities.

The Securities do not guarantee a minimum payment or payment of the Stated Principal Amount at maturity or call, or upon acceleration or early redemption and you may receive less, and possibly significantly less, than the amount you originally invested. The cash payment (if any) that you receive on your Securities at maturity or call or upon acceleration or early redemption will be based on the compounded leveraged monthly performance of the Index, and will be reduced by the Accrued Fees and, if applicable, the Redemption Fee Amount. The terms of the Securities differ from those of ordinary debt securities in that the Securities neither pay interest nor guarantee payment of any Coupon Amount. As a result, you may lose all or a significant amount of your investment in the Securities if the level of the Index decreases or does not increase by an amount sufficient, together with the Coupon Amounts, to offset those fees. Furthermore, even if the level of the Index increases, your return on the Securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The Accrued Fees also take into account the performance of the Index, as measured by the Index Closing Level, and the absolute level of the Accrued Fees is dependent on the path taken by the Index Closing Level to arrive at its ending level on any date of determination.

Even if the Index Valuation Level at maturity or call, or upon early redemption or acceleration, has increased relative to the Index Closing Level at the time you purchased the Securities, or the applicable Index Valuation Level is greater than the Monthly Initial Closing Level as of the Initial Trade Date, you may receive less than your initial investment in the Securities.

Because the return on your Securities at maturity or call, or upon acceleration or upon early redemption, is dependent upon the month over month compounded levered performance of the Index prior to the Maturity Date, Call Settlement Date, Acceleration Settlement Date or Redemption Date, and is also subject to Accrued Fees, even if the Index Valuation Level at maturity or call, or upon acceleration or upon early redemption, has increased relative to the Index Closing Level at the time you purchased the Securities, or the applicable Index Valuation Level is greater than the Monthly Initial Closing Level as of the Initial Trade Date, there is no guarantee that you will receive a positive return on, or a full return of, your initial investment. The Accrued Fees will also reduce the Current Principal Amount. In addition, if

Risk Factors

you redeem your Securities prior to maturity, you will be charged a Redemption Fee equal to 0.125% of the product of the Current Principal Amount and the Index Factor as of the applicable Redemption Valuation Date. Further, the increase of the applicable Index Valuation Level relative to the Index Closing Level at the time you purchased the Securities may not be enough to offset prior months of adverse monthly performance, which could have reduced the Current Principal Amount below its value at the time you purchased the Securities. Similarly, any beneficial movement of the Index Closing Level during a month will not be reflected in the Current Principal Amount unless that beneficial movement is sustained at the end of the month.

The Securities are not suitable for all investors. In particular, the Securities should be purchased only by investors who understand leverage risk and the consequences of seeking monthly compounded leveraged investment results, and who intend to actively monitor and manage their investments.

The Securities are not suitable for all investors. In particular, the Securities entail leverage risk and should be purchased only by investors who understand leverage risk, including the risks inherent in maintaining a constant two times leverage on a monthly basis, and the consequences of seeking monthly compounded leveraged investment results generally.

Investing in the Securities is not equivalent to a direct investment in the Index because the Current Principal Amount is reset each month, resulting in the compounding of monthly returns. The amount you receive at maturity or call, or upon acceleration or upon early redemption, will be contingent upon the compounded leveraged monthly performance of the Index during the term of the Securities. There is no guarantee that you will receive at maturity, call, or upon acceleration or upon early redemption, your initial investment back or any return on that investment. Significant adverse monthly performances for your Securities may not be offset by any beneficial monthly performances of the same magnitude.

Leverage increases the sensitivity of your Securities to changes in the Index Closing Level.

Because the Securities are leveraged, changes in the Index Closing Level as of any Monthly Valuation Date as compared to the most recent Monthly Initial Closing Level will have a greater impact on the Current Principal Amount, and therefore the amount, if any, that you will receive on your Securities, than if you invested in securities linked to the Index that are not leveraged. In particular, any decrease in the Index Closing Level on any Monthly Valuation Date as compared to the most recent Monthly Initial Closing Level will result in a significantly greater decrease in the Current Principal Amount, and therefore on your payment at maturity, acceleration, call or upon redemption, and you will suffer losses on your investment in the Securities substantially greater than you would if your securities did not contain a leverage component.

Also, if the Index Closing Level as of any Monthly Valuation Date declines as compared to the most recent Monthly Initial Closing Level such that the Current Principal Amount decreases to a degree such that the indicative value of the Securities equals $5.00 or less or decreases 60% in value from the closing indicative value of that series of the Securities on the previously Monthly Valuation Date, your Securities will be automatically accelerated, as described in more detail under “General Terms of the Securities — Acceleration Upon Minimum Indicative Value” beginning on page S-43. Because of the leverage component of the Securities, the indicative value of the Securities may equal $5.00 or less, or decreases 60% in value from the closing indicative value on the previously Monthly Valuation Date, and therefore an acceleration may be triggered, as the result of a smaller decrease in such Index Closing Level than would be required to trigger such acceleration if the Securities were not leveraged.

Risk Factors

In addition, the calculation of the number of units of each Index constituent that the Reference Holder is deemed to hold depends on the Current Principal Amount, as described in more detail in “General Terms of the Securities—Coupon Payment” beginning on page S-35. As a result, any increase or decrease in the Index Closing Level on any Monthly Valuation Date as compared to the most recent Monthly Initial Closing Level will result in a significantly greater corresponding increase or decrease in the number of units of each Index constituent that the Reference Holder is deemed to hold, and therefore a greater increase or decrease in the potential Coupon Amount, than if your Securities did not contain a leverage component.

Due to the effect of monthly compounding, if the Current Principal Amount increases, any subsequent adverse monthly performance will result in a larger dollar reduction from the Current Principal Amount than if the Current Principal Amount remained constant.

If the Current Principal Amount increases, the dollar amount which you can lose in any single month from an adverse monthly performance will increase correspondingly so that the dollar amount lost will be greater than if the Current Principal Amount were maintained at a constant level. The compounding effect is magnified because the Accrued Fees are calculated and subtracted from the Current Principal Amount on a monthly basis, causing the net negative effect of the Accrued Fees to accumulate over time. This means that if you invest in the Securities, you could lose more than 2% of your initial investment for each 1% of adverse monthly performance of the Index.

Due to the effect of monthly compounding, if the Current Principal Amount decreases, any subsequent beneficial monthly performance will result in a smaller dollar increase on the Current Principal Amount than if the Current Principal Amount remained constant.

If the Current Principal Amount decreases, the dollar amount which you can gain in any single month from a beneficial monthly performance will decrease correspondingly. This is because the Index Factor will be applied to a smaller Current Principal Amount. As such, the dollar amount which you can gain from any beneficial monthly performance will be less than if the Current Principal Amount were maintained at a constant level. This means that if the Current Principal Amount decreases, it will take larger beneficial monthly performances to restore the value of your investment back to the amount of your initial investment than would have been the case if the Current Principal Amount were maintained at a constant level. The compounding effect is magnified because the Accrued Fees are calculated and subtracted from the Current Principal Amount on a monthly basis, causing the net negative effect of the Accrued Fees to accumulate over time. Further, if you invest in the Securities, you could gain less than 2% of your initial investment for each 1% of beneficial monthly performance.

You are not guaranteed any coupon payments.

You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, is zero. There is no guarantee that the relevant Index Constituents will pay any dividends during the period between Coupon Valuation Dates, or at any time during the term of any series of Securities. Coupon Amounts are not interest payments; the Securities do not accrue interest.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity or call, or upon acceleration or upon early redemption, depends on

Risk Factors

the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, or upon acceleration or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities, and in addition, a deterioration in our credit ratings may have a negative effect on the market value of the Securities.

The Accrued Financing Charge may be greater than financing costs that you would incur in an alternative investment or if you borrowed funds from a third party.

The Accrued Financing Charge seeks to compensate UBS for providing investors with the potential to receive a leveraged participation in movements in the level of the Index, and is intended to approximate the financing costs that investors may have otherwise incurred had they sought an alternative investment or sought to borrow funds at a similar rate from a third party to invest in the Securities. However, there is no guarantee that the Accrued Financing Charge will correspond to the lowest level of financing costs that may be available to you. If the Accrued Financing Charge is greater than the financing costs you may otherwise incur or accrue from borrowing available funds from a third party for the same time period, your return on the Securities may be less than your return on an investment in a different instrument linked to the performance of the Index where you used funds borrowed on more favorable terms from the third party to leverage your investment in such instrument.

Changes in the LIBOR rate may affect the value of your Securities.

Your payment at maturity or call, or upon acceleration or upon early redemption, will be reduced, in part, by the Accrued Financing Charge over the relevant period, which is linked, in part, to the three-month U.S. Dollar LIBOR rate increased by the Financing Spread. As a result, if the three-month U.S. Dollar LIBOR rate increases during the term of the Securities, the Accrued Financing Charge will increase at a faster rate, which will reduce the amount payable on your Securities at maturity or call, or upon acceleration or redemption, and may adversely affect the market value of your Securities.

In addition, concerns about the under-reporting and manipulation of interbank lending rates, which are used to calculate LIBOR, have existed since 2008. Final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. In addition, ICE Benchmark Rate Administration Ltd. (the “ICE Administration”) has been appointed as the independent LIBOR administrator, effective February 1, 2014.

It is not possible to predict the effect of the FCA Rules, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, which may adversely affect the trading market for LIBOR-based securities. Any such changes

Risk Factors

or reforms to LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR rates, which could have an adverse impact on the value of your Securities. In addition, any changes announced by the FCA, the ICE Administration or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, the Accrued Financing Charges and the value of your Securities may be affected.

The Securities are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series B” and do not benefit from a co-obligation of UBS Switzerland AG.

UBS AG Exchange Traded Access Securities (ETRACS) issued prior to June 14, 2015 are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series A”. UBS Switzerland AG is a co-obligor of such debt securities. However, the Securities are part of a separate series of UBS AG debt securities entitled “Medium-Term Notes, Series B”, and were issued after June 14, 2015. As a result, UBS Switzerland AG is not a co-obligor of the Securities and has no liability with respect to the Securities. If UBS AG fails to perform and observe every covenant of the indenture to be performed or observed by UBS AG with respect to the Securities, holders of the Securities will have recourse only against UBS AG, and not against UBS Switzerland AG.

The Index Valuation Level as of the last Trading Day of the applicable Measurement Period may be less than the Index Closing Level on the Maturity Date, Call Settlement Date or Acceleration Settlement Date, or at other times during the term of the Securities.

The Index Closing Level on the Maturity Date, Call Settlement Date or Acceleration Settlement Date, or at other times during the term of the Securities, including dates near the applicable Measurement Period could be higher than the Index Valuation Level as of the last Trading Day of such Measurement Period because such Index Valuation Level is calculated based on the Index Closing Levels measured on each Trading Day in such Measurement Period. This difference could be particularly large if there is a significant decrease in the Index Closing Levels during the applicable Measurement Period. Significant volatility in the Index Closing Levels during the term of the Securities may make this more likely. Your payment will not reflect any subsequent increase in the Index Closing Level following the relevant Measurement Period or date of determination.

The Securities may be automatically accelerated and mandatorily redeemed, resulting in a loss of some or all of your investment.

In the event the indicative value for any series of the Securities on any Trading Day equals $5.00 or less or decreases 60% in value from the closing indicative value of that series of the Securities on the previous Monthly Valuation Date, all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS and holders of that series of Securities will receive the Acceleration Amount as determined by the Calculation Agent as described herein. The Acceleration Amount you receive on the Acceleration Settlement Date may be significantly less than $5.00 per Security and may be zero if the level of the Index continues to decrease during one or more Trading Days during the Acceleration Measurement Period. It is possible that the market prices of the relevant Index constituents, and therefore the Index Closing Level, may vary significantly between the Acceleration Date and the time the Acceleration Amount is calculated, including potentially as a result of our trading activities during this period. As a result, depending on the level of the Index on such Trading Days, you may lose some or all of your investment in the Securities. The Securities of any series will be automatically accelerated and redeemed even if the indicative value on that Trading Day or any subsequent Trading Day would exceed $5.00 or increases from the -60% level, as compared to the

Risk Factors

previous Monthly Valuation Date. High volatility and/or unexpected market conditions could result in significant movements in the level of the relevant Index, which, in turn, may trigger the automatic acceleration and mandatory redemption of the Securities.

In addition, if the Securities are automatically accelerated and mandatorily redeemed by UBS, you will not benefit from any subsequent increase in the Index Closing Level, even if such increase occurs prior to the Acceleration Settlement Date. Instead, you will receive the Acceleration Amount as determined by the Security Calculation Agent as described herein, which payment may be equal to zero.

Upon acceleration, the market value of the Securities, and your ability to sell or redeem the Securities, may be adversely affected.

The Acceleration Amount you receive will likely be significantly less than the Stated Principal Amount of the Securities and, if the Index Closing Level continues to decrease precipitously from the Acceleration Date to the last Trading Day of the Acceleration Measurement Period, may be equal to zero. An acceleration upon minimum indicative value may adversely impact your ability to sell your Securities and/or the price at which you may be able to sell your Securities.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities of the same series of Securities at one time in order to receive payment for your Securities on any Redemption Date. You may only receive payment for your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date, your notice will not be effective and you will not receive payment for your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “General Terms of the Securities — Early Redemption at the Option of the Holders” on page S-40 for more information.

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the Trading Day immediately preceding the applicable Redemption Valuation Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Redemption Valuation Date is the first Trading Day following the date on which such notice and confirmation are received by us. You will not know the Redemption Amount until after the Redemption Valuation Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the Redemption Valuation Date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us redeem your Securities, and prior to the relevant Redemption Valuation Date.

Risk Factors

Owning the Securities is not the same as owning interests in the Index Constituents or a security directly linked to the performance of the Index.

The return on your Securities will not reflect the return you would have realized if you had actually owned interests in the Index Constituents or a security directly linked to the leveraged performance of the Index, and held such investment for a similar period. The value of a Security will reflect transaction costs and fees that the Index constituents do not have. Any return on your Securities is subject to correlation and compounding risk (because the Current Principal Amount resets monthly) and also includes the negative effect of the Accrued Fees and any Redemption Fee, which are costs the Index constituents do not have. Furthermore, if the Index Closing Level increases during the term of the Securities, the market value of the Securities may not increase by twice the same amount or may even decline due to the amount of the Accrued Fees, any lack of liquidity, the actual or perceived credit of UBS and other potential factors and the effect of leveraged monthly compounding. The Internal Revenue Service could possibly assert, however, that you should be treated as owning such Index Constituents for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences — Alternative Treatments.”

You have no interests in any of the Index Constituents underlying the relevant Index or rights to receive any equity securities.

Investing in the Securities will not make you a holder of any interest in an Index Constituent of the relevant Index. Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive distributions or any other rights with respect to the Index Constituent Securities. The Cash Settlement Amount, Call Settlement Amount, Acceleration Amount, Redemption Amount or Coupon Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index Constituents.

The market value of the Securities may be influenced by many unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the last Trading Day in the applicable Measurement Period, when the Calculation Agent will determine your payment at maturity (or the relevant Redemption Valuation Date or Measurement Period if the Securities are subject to a call, early redemption or acceleration). Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the relevant Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the relevant Index (i.e., the frequency and magnitude of changes in the level of the Index) and of options or other financial instruments relating to the Index;

➢	the market prices of the Index Constituent Securities;

➢	the dividend or distribution rate paid by the Index Constituents;

➢	the time remaining to the maturity of the Securities;

➢

supply and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker or additional issues of the Securities and any suspensions or limits on such activity;

➢	interest rates;

➢	the amount of the Accrued Fees;

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➢

economic, financial, political, regulatory, geographical, judicial or other events that affect the level of the Index or the market prices of the Index Constituent Securities, or that affect markets generally;

➢	supply and demand in the listed and over-the-counter derivative markets;

➢	supply and demand as well as hedging activities in the equity-linked structured product markets; and

➢	the actual and perceived creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor in an unpredictable manner, which could negatively affect the market value of the Securities.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities of the same series.

We intend to sell a portion of the Securities of each series on the applicable Initial Trade Date, and the remainder of the Securities of that series may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals and we may issue and sell additional Securities from time to time. Also, the number of any series of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities of that series. We may suspend or cease sales of any series of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for any series of the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this product supplement, including the condition that you must redeem at least 50,000 Securities of the same series at one time in order to receive payment for your Securities on any Redemption Date.

We may issue and sell additional Securities at any time but we are under no obligation to do so, and we may limit or restrict such sales, and we may stop and subsequently resume selling additional Securities at any time.

In our sole discretion, we may decide to issue and sell additional Securities from time to time at a price that is higher or lower than the stated principal amount, based on the indicative value of the Securities at that time. The price of the Securities in any subsequent sale may differ substantially (higher or lower) from the price paid in connection with any other issuance of such Securities. Sales of the Securities will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Additionally, any Securities held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the Securities. However, we are under no obligation to issue or sell additional Securities at any time, and if we do sell additional Securities, we may limit or restrict such sales, and we may stop and subsequently resume selling additional Securities at any time. Any of these actions could materially and adversely affect the trading price and liquidity of such Securities in the secondary market. Furthermore, unless we indicate otherwise, if we suspend selling additional Securities, we reserve the right to resume selling additional Securities at any time, which might result in the reduction or elimination of any premium in the trading price.

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the

Risk Factors

intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value of the Securities. Before trading in the secondary market, you should compare the intraday indicative value of the Securities with the then-prevailing trading price of the Securities.

Conversely, suspension of additional issuances of the Securities can also result in a significant reduction in the number of outstanding Securities if investors subsequently exercise their early redemption right. If the total number of outstanding Securities has fallen to a level that is close to or below the minimum redemption amount, you may not be able to purchase enough Securities to meet the minimum size requirement in order to exercise your early redemption right. The unavailability of the redemption right could result in the Securities trading in the secondary market at discounted prices below the intraday indicative value. Having to sell your Securities at a discounted market price below the intraday indicative value of the Securities could lead to significant losses or the loss of your entire investment. Prior to making an investment in the Securities, you should take into account whether or not the market price is tracking the intraday indicative value of the Securities.

The Coupon Amount, Reference Distribution Amount and Stub Reference Distribution Amount may be subject to exchange rate risk.

The Reference Distribution Amount and the Stub Reference Distribution Amount are calculated based on the cash distributions, if any, on the Index Constituent Securities. Coupon Amounts, if any, are based on the Reference Distribution Amount and will be paid in U.S. dollars. If such cash distributions on the Index Constituent Securities are paid in non-U.S. dollar currencies, they will be converted into U.S. dollars by the Calculation Agent in a manner to be specified in the applicable pricing supplement and, consequently, will be subject to exchange rate risk.

Your exposure to exchange rate risk will depend on the extent to which the non-U.S. dollar currency strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the relevant non-U.S. dollar currency, the U.S. dollar value of the Index Constituent’s cash distributions will be adversely affected and the Coupon Amount, or the amount paid at maturity or call, or upon acceleration or upon early redemption, will be reduced.

Foreign currency exchange rates vary over time, and may vary considerably during the term of any series of the Securities. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

➢	rates of inflation;

➢	interest rate levels;

➢	the balance of payments among countries;

➢	the extent of government surpluses or deficits in the relevant foreign country and the United States;

➢	government or central bank intervention, or intervention by supranational entities, in each case in the foreign exchange or other financial markets; and

➢	other financial, economic, military and political factors.

Risk Factors

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The calculation of the Reference Distribution Amount and Stub Reference Distribution Amount may have to take into account withholding taxes and applicable fees, consequently reducing the Coupon Amount.

As discussed above, the Reference Distribution Amount and the Stub Reference Distribution Amount are calculated based on the cash distributions, if any, on the Index Constituent Securities. Such cash distributions may be adjusted to account for withholding taxes imposed by the taxing authority of the applicable Index Constituent and for any fees related to such cash distributions, as described in the applicable pricing supplement. Such taxes and fees could reduce any potential Coupon Amount. In the event that the calculation of the Reference Distribution Amount or the Stub Reference Distribution Amount is affected by any applicable withholding taxes, UBS will not compensate for those withholding taxes by paying the additional amounts described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

The Index Calculation Agent may, in its sole discretion, discontinue the public disclosure of the Intraday Index Value of the relevant Index and the end-of-day official closing value of the relevant Index.

We intend to list each series of the Securities on NYSE Arca. The Index Calculation Agent specified in the applicable pricing supplement will not be under any obligation to continue to calculate the Intraday Index Value of the relevant Index and end-of-day official closing value of that Index or required to calculate similar values for any successor index. If the Index Calculation Agent discontinues such public disclosure, we may not be able to provide the Intraday Index Values related to the relevant Index required to maintain any listing of that series of the Securities on NYSE Arca. If that series of the Securities later becomes delisted, the liquidity of the market for that series of the Securities may be materially and adversely affected and you may sustain significant losses if you sell your Securities of that series in the secondary market. We are not required to maintain any listing of any series of the Securities on NYSE Arca or any other exchange.

The Index Sponsor of the relevant Index may adjust that Index in a way that affects the Index Closing Level. The Index Sponsor has no obligation to consider your interests as a holder of the Securities.

The Index Calculation Agent specified in the applicable pricing supplement will be responsible for calculating and publishing the Index in consultation with the Index Sponsor. The Index Sponsor can add, delete or substitute the securities underlying the relevant Index or make other methodological changes that could change the Index Closing Level. You should realize that the changing of securities included in the relevant Index may affect that Index, as a newly added security may perform significantly better or worse than the security or securities it replaces. Additionally, the Index Sponsor or the Index Calculation Agent, as applicable, may alter, discontinue or suspend calculation or dissemination of the relevant Index. Any of these actions could adversely affect the value of a series of the Securities. Neither the Index Sponsor nor the Index Calculation Agent will have any obligation to consider your interests as a holder of the Securities in calculating or revising the Index.

Changes that affect the composition methodology, policies and calculation of the relevant Index will affect the amount payable on and the market value of the Securities.

The amount payable on the Securities of any series and their market value could be affected if the applicable Index Sponsor, in its sole discretion, discontinues or suspends calculation of the relevant

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Index, in which case it may become difficult to determine the market value of the Securities of that series. If events such as these occur, or if the Index Valuation Level is not available because of a market disruption event or for any other reason, the Calculation Agent will make a good faith estimate in its sole discretion of the Index Valuation Level that would have prevailed in the absence of the market disruption event. If the Calculation Agent determines that the publication of the relevant Index is discontinued and that there is no successor index on the date when the Index Valuation Level is required to be determined, the Calculation Agent will instead make a good faith estimate in its sole discretion of the Index Valuation Level by reference to a group of issuers described in the applicable pricing supplement, and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the relevant Index.

In addition, changes by the Index Sponsor of the relevant Index of its policies relating to the Index, the calculation of the Index or to Index constituents could affect the level of the Index and, therefore, the value of your Securities. The Index Sponsor could also change its methodology concerning constituents that qualify for inclusion in the Index and how it calculates the Index, which could adversely affect the value of your Securities. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

Estimated historical and historical levels of the relevant Index should not be taken as an indication of future performance during the term of the Securities of any series.

The actual performance of the relevant Index over the term of the Securities of any series, as well as the amount payable at maturity or call, or upon acceleration or upon early redemption, may bear little relation to the historical performance of that Index, which may be limited as of the date of the applicable pricing supplement, or the past estimated historical performance of that Index. The performance of the relevant Index Constituent Securities will determine the Index Valuation Level on any date of determination, or the Index Closing Level at other times during the term of the Securities. As a result, it is impossible to predict whether the level of the relevant Index will rise or fall during the term of the Securities.

There may not be an active trading market in the Securities of any series; sales in the secondary market may result in significant losses.

We intend to list each series of the Securities on NYSE Arca. However, we are not required to maintain any listing of any series of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities of any series, although they are not required to do so and may stop at any time. As a result, an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities of any series develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price or the intraday indicative value of the Securities of that series and you may suffer significant losses of any series of Securities.

Trading and other transactions by UBS or its affiliates in the Index Constituent Securities, futures, options, exchange-traded funds or other derivative products on such securities or the relevant Index may impair the market value of the Securities of that series, could trigger an acceleration upon minimum indicative value and, upon the occurrence of an acceleration upon minimum indicative value, could adversely affect the Acceleration Amount.

As described below under “Use of Proceeds and Hedging” on page S-52, UBS or its affiliates may hedge their obligations under any series of the Securities by purchasing the relevant Index Constituent

Risk Factors

Securities, futures or options on those securities or the relevant Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of those securities or the relevant Index, and they may adjust these hedges by, among other things, purchasing or selling those Index Constituent Securities, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of those securities or the relevant Index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of such Index Constituent Securities and/or the level of the relevant Index and, therefore, the market value of the series of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities of that series declines.

UBS or its affiliates may also engage in trading in the relevant Index Constituent Securities and other investments relating to those securities or the relevant Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of those Index Constituent Securities and the level of the relevant Index and, therefore, the market value of the Securities of the affected series. UBS or its affiliates may also issue or underwrite the relevant Index Constituent Securities or other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Securities or the relevant Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities of any series.

Any of these activities could adversely affect the level of the relevant Index and, therefore, the indicative value of the Securities of any series, which could trigger an acceleration upon minimum indicative value of that series of Securities. In addition, we would expect to continue to engage in these activities during the Acceleration Measurement Period; accordingly, these activities could have an adverse effect on the Acceleration Amount for that series of Securities. Furthermore, any of these activities, if occurring during the applicable Measurement Period or on any Redemption Valuation Date, could adversely affect the payment at maturity, call or redemption of any series of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities of any series. Any such research, opinions or recommendations could affect the level of the Index Constituent Securities, the relevant Index or the market value of the Securities of that series.

UBS and its affiliates publish research from time to time on stocks or commodities and other matters that may influence the value of any series of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities of that series. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which that series of the Securities is linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the relevant Index and the Index Constituent Securities that are not for the account of holders of any series of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the relevant Index, could have an adverse impact on the market value of that series of the Securities.

Risk Factors

There are potential conflicts of interest between you and the Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity or call, or upon acceleration or upon early redemption. For a fuller description of the Calculation Agent’s role, see “General Terms of the Securities — Calculation Agent” on page S-45. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Index Constituent Securities or the relevant Index has occurred or is continuing on a day during the applicable Measurement Period or on the Redemption Valuation Date. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Calculation Agent may affect the market value of any series of the Securities, the Calculation Agent may have a conflict of interest if it needs to make any such decision.

The Calculation Agent can postpone the determination of the Index Valuation Level and thus the applicable Redemption Date, the Call Settlement Date, the Acceleration Settlement Date or the Maturity Date if a market disruption event occurs on the Redemption Valuation Date or during the applicable Measurement Period.

The determination of the Index Valuation Level may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing during the applicable Measurement Period or on the Redemption Valuation Date. If such a postponement occurs, then the Calculation Agent will instead use the Index Closing Level on the first Trading Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the last Trading Day of the applicable Measurement Period or the Redemption Valuation Date, for any series of the Securities be postponed by more than three Trading Days. As a result, the applicable Redemption Date, the Call Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than three Trading Days. If the last Trading Day of the applicable Measurement Period or the Redemption Valuation Date, is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final Trading Day in the applicable Measurement Period or will be the Redemption Valuation Date, as applicable. If a market disruption event is occurring on the last possible day in the applicable Measurement Period or on the Redemption Valuation Date, then the Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. See “General Terms of the Securities — Market Disruption Event”.

The Calculation Agent can postpone the determination of the Index Closing Level and thus the applicable Monthly Valuation Date if a market disruption event occurs on the Monthly Valuation Date.

The determination of the Index Closing Level may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on any Monthly Valuation Date. If such a postponement occurs, then the Calculation Agent will instead use the Index Closing Level on the first Trading Day on which no Market Disruption Event with respect to the relevant Index occurs or is continuing and the Monthly Reset Date will be the next following Trading Day. In no event, however, will the Monthly Valuation Date for the Securities of any series be postponed by more than three Trading Days. As a result, the applicable Monthly Reset Date for the Securities of that series could also be postponed, although not by more than three Trading Days. If the Monthly Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the Monthly Valuation Date and the Monthly Reset Date will be the next following Trading Day. If a market disruption event is occurring on the Monthly Valuation

Risk Factors

Date, then the Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. See “General Terms of the Securities — Market Disruption Event”.

Index calculation disruption events may require an adjustment to the calculation of the relevant Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Calculation Agent determines that a Market Disruption Event exists with respect to the relevant Index. Any such Market Disruption Event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse effect on the market value of the Securities. See “General Terms of the Securities — Market Disruption Event” beginning on page S-45.

UBS may redeem any series of the Securities prior to the Maturity Date.

On any Call Settlement Date specified in the applicable pricing supplement, UBS may redeem all, but not less than all, the outstanding Securities of the series offered by that pricing supplement upon not less than eighteen calendar days’ prior notice. If UBS elects to redeem your Securities pursuant to the UBS Call Right, you may not be able to reinvest at comparable terms or returns. If the Securities have increased in value, you may have to invest your proceeds in a lower-return investment.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this product supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the Securities or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the

Risk Factors

tax treatment described in this product supplement. Please read carefully the section entitled “What are the tax consequences of owning the Securities?” in the summary section on page S-8, “Material U.S. Federal Income Tax Consequences” on page S-53, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of Coupon Amounts), whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-53 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Valuation of the Index and the Securities

Intraday Index Values

On each Trading Day, the Index Calculation Agent will calculate and publish the intraday indicative value of the relevant Index (the “Intraday Index Value”) every 15 seconds during normal trading hours on Bloomberg L.P. (“Bloomberg”) or any other publicly available information provider specified in the applicable pricing supplement under a ticker symbol to be identified in such pricing supplement. The actual relevant Index Closing Level may vary, and on a cumulative basis over the term of any series of the Securities may vary significantly, from the Intraday Index Value.

The Intraday Index Value calculation of the level of the relevant Index will be provided for reference purposes only. Published calculations of the level of the relevant Index from the Index Calculation Agent may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the relevant Index and therefore the value of the affected series of Securities in the secondary market. The Intraday Index Value published every 15 seconds will be based on the intraday prices of the Index Constituent Securities.

Intraday Security Values

An intraday “indicative value” meant to approximate the expected trading value of each series of the Securities in a liquid market, will be calculated by the Index Calculation Agent specified in the applicable pricing supplement and published by Bloomberg (based in part on information provided by such Index Calculation Agent) or any other publicly available information provider specified in the applicable pricing supplement (or a successor) via the facilities on the Consolidated Tape Association under a symbol to be identified in such pricing supplement. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to (i) Current Principal Amount multiplied by the Index Factor calculated using the intraday indicative value of the relevant Index as of such time as the Index Valuation Level, plus (ii) assuming such time and date is the Redemption Valuation Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred; plus (iii) the Stub Reference Distribution Amount, if any, as of such time and date, assuming such time and date is the Redemption Valuation Date, minus (iv) the Accrued Fees as of such time and date, assuming such time and date is the Redemption Valuation Date.

The intraday indicative value calculation will be used to determine whether any series of the Securities will be accelerated, as discussed under “General Terms of the Securities — Acceleration Upon Minimum Indicative Value”. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, or termination of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the relevant Index provided by the Index Calculation Agent specified in the applicable pricing supplement will not necessarily reflect the depth and liquidity of the relevant Index Constituent Securities. For this reason and others, the actual trading price of the Securities of any series may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publishing of the intraday indicative value of any series of the Securities by Bloomberg or any other publicly available information provider specified in the applicable pricing supplement may occasionally be subject to delay or postponement. The actual trading price of any series of the Securities may be different from their intraday indicative value. The intraday indicative value of any series of the Securities

Valuation of the Index and the Securities

published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the intraday indicative values of the relevant Index, and may not be equal to the payment at maturity or call, or upon early redemption or acceleration.

These intraday indicative value calculations will be prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Split or Reverse Split of the Securities

Should the Current Principal Amount of any series of Securities on any Trading Day be above $100.00, we may, but are not obligated to, initiate a 4-for-1 split of your Securities. Should the Current Principal Amount on any Trading Day be below $10.00, we may, but are not obligated to, initiate a 1-for-4 reverse split of your Securities. If the Current Principal Amount of a series of Securities is greater than $100.00 or below $10.00 on any Trading Day, and we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date”, and we will issue a notice to holders of the relevant Securities and press release announcing the split or reverse split, specifying the effective date of the split or reverse split.

If the Securities undergo a split, we will adjust the terms of the Securities accordingly. If the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The record date for the split will be the tenth Business Day after the announcement date. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split of your Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. The split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of Securities (commonly referred to as “partials”) in a manner determined by us in our sole discretion. If the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below. The record date for the reverse split will be on the tenth Business Day after the announcement date. The Current Principal Amount on such record date will be multiplied by four to reflect the 1:4 reverse split of your Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

Holders who own a number of Securities on the record date that is not evenly divisible by four will receive the same treatment as all other holders for the maximum number of Securities they hold which is evenly divisible by four, and we will have the right to compensate holders for their remaining or “partial” Securities in a manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted Securities on the 14th Business Day following the announcement date. For example, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4ths of the Current Principal Amount of the reverse split-adjusted Securities on the 14th Business Day following the announcement date.

General Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Each series of Securities offered by this product supplement, the accompanying prospectus and the applicable pricing supplement are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Information in the Pricing Supplement

The applicable pricing supplement will describe the specific terms of your series of Securities, which will include some or all of the following:

➢	the relevant Index, the Index Sponsor and the Index Calculation Agent;

➢	the aggregate principal amount and the denomination and principal amount per Security;

➢	the price to public, and any related discounts or commissions paid to underwriters;

➢	the Initial Trade Date;

➢	the Initial Settlement Date;

➢	the Maturity Date;

➢	the Calculation Date;

➢	the Coupon Payment Dates;

➢	the initial Coupon Valuation Date;

➢	the first and final Redemption Dates;

➢	the first Call Settlement Date;

➢	the Monthly Initial Closing Level for the Initial Calendar Month;

➢	the Monthly Reset Dates;

➢	the Monthly Valuation Dates;

➢	the Annual Tracking Rate;

➢	the Financing Spread;

➢	the number of Trading Days in the applicable Measurement Period, if other than five;

➢

the method for converting any cash distributions on the Index Constituent Securities that are paid in a non-U.S. dollar currency into U.S. dollars for purposes of calculating the Reference Distribution Amount and the Stub Reference Distribution Amount;

General Terms of the Securities

➢	whether cash distributions may be adjusted to account for withholding taxes imposed by the taxing authority of the applicable Index Constituent and for any fees related to such cash distributions;

➢	the listing symbol;

➢	the Index ticker symbol, the intraday Indicative Value ticker symbol and the sources for the Index Closing Level, the Intraday Index Value and the intraday indicative value for the Securities;

➢	the definition of “Trading Day”, if different from the definition in this product supplement;

➢	CUSIP and ISIN numbers; and

➢	any other terms of the Securities, which could be different from those described in this product supplement.

We describe the general terms of the Securities in more detail below. The Stated Principal Amount of each Security is $25.00.

In this product supplement, references to a “Measurement Period” refer to the Acceleration Measurement Period, the Call Measurement Period, or the Final Measurement Period, as applicable.

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each monthly Coupon Payment Date you may receive an amount in cash equal to the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

If the Reference Distribution Amount on such Coupon Valuation Date is zero, you will not receive any Coupon Amount on the related Coupon Payment Date. The final Coupon Amount will be included in the Cash Settlement Amount at maturity if on the Calculation Date the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred.

The “Reference Distribution Amount” is (i) as of the first Coupon Valuation Date, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the “record date” with respect to any such securities for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Trade Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of such securities held by such Reference Holder on the “record date” with respect to any such securities for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date. Notwithstanding the foregoing, with respect to the cash distributions for any such securities that are scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such security fails to pay the distribution to holders of such securities by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount. Any cash distributions on the Index Constituent Securities that are paid in a non-U.S. dollar currency will be converted into U.S. dollars for purposes of calculating the Reference Distribution Amount in the manner described in the applicable pricing supplement. Cash distributions may be adjusted to account for withholding taxes imposed by the taxing authority of the applicable Index Constituent and for any fees related to such cash distributions, as described in the applicable pricing supplement. In the event of such an adjustment, UBS would not be required to pay any of the additional amounts described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

General Terms of the Securities

The “Coupon Payment Date” means the 15th Trading Day following each Coupon Valuation Date. The final Coupon Payment Date will be the Maturity Date.

The “Coupon Record Date” means the ninth Trading Day following each Coupon Valuation Date.

The “Coupon Valuation Date”, unless specified otherwise in the applicable pricing supplement, means the 30th of each month, and the 28th day of February, of each calendar year during the term of the Securities or if such date is not a Trading Day, then the first Trading Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date.

The “Coupon Ex-Date”, with respect to a Coupon Amount, means the first Trading Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Trading Day prior to the applicable Coupon Record Date.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index Constituent Security equal to two times (i) the published unit weighting of that security as of that date, as described in the applicable pricing supplement, divided by (ii) the product of (a) the “Index Divisor” specified in the applicable pricing supplement as of that date, and (b) the Monthly Initial Closing Level divided by the Current Principal Amount.

“record date” means, with respect to a distribution on a relevant Index Constituent Security, the date on which a holder of such security must be registered as a unitholder of such security in order to be entitled to receive such distribution.

“ex-dividend date” means, with respect to a distribution on a relevant Index Constituent Security, the first Business Day on which transactions in such security trade on the primary exchange or market of trading for such security without the right to receive such distribution.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

Coupon Amounts will be paid in U.S. dollars, and will be subject to exchange rate risk if the cash distributions paid on the Index Constituent Securities are paid in non-U.S. dollar currencies. See “Risk Factors — The Coupon Amount, Reference Distribution Amount and Stub Reference Distribution Amount may be subject to exchange rate risk”. Coupon Amounts may also be reduced in the event of withholding taxes imposed by the taxing authority of the applicable Index Constituent on the cash distributions on the Index Constituent Securities and for any fees related to such cash distributions. See “Risk Factors — The calculation of the Reference Distribution Amount and Stub Reference Distribution Amount may have to take into account withholding taxes and applicable fees, consequently reducing the Coupon Amount”.

Cash Settlement Amount at Maturity

The “Maturity Date” for each series of Securities will be the third Trading Day after the last Trading Day in the applicable Measurement Period, which we refer to in this section “— Cash Settlement Amount at Maturity” as the “Final Measurement Period”. The scheduled Maturity Date will be identified in the applicable pricing supplement.

General Terms of the Securities

For each Security, unless earlier called, redeemed or accelerated, you will receive at maturity a cash payment equal to:

(a)	the product of

(i)	the Current Principal Amount and

(ii)	the Index Factor as of the last Trading Day in the Final Measurement Period, plus

(b)	the final Coupon Amount if on such last Trading Day the Coupon Ex-Date with respect to the final Coupon Amount has not yet occurred, plus

(c)	the Stub Reference Distribution Amount as of such last Trading Day, if any, minus

(d)	the Accrued Fees as of such last Trading Day.

We refer to this cash payment as the “Cash Settlement Amount”. If the amount so calculated is less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity. The Accrued Fees will reduce your final payment. If the monthly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and the Stub Reference Distribution Amount as of the last Trading Day in the Final Measurement Period, if any, you may be entitled to receive), or if the monthly compounded leveraged return of the Index is negative, you may lose some or all of your investment at maturity.

For the Initial Calendar Month, the “Current Principal Amount” will equal $25.00 per Security of any series. For each subsequent calendar month, the Current Principal Amount for each Security of that series will be reset as follows on the Monthly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Index Factor on the applicable Monthly Valuation Date — Accrued Fees on the applicable Monthly Valuation Date

If any series of the Securities undergoes a split or reverse split, the Current Principal Amount of that series will be adjusted accordingly.

The Index Factor will be calculated as follows:

1 + (2 × Index Performance Ratio)

The Index Performance Ratio on any Monthly Valuation Date, any Redemption Valuation Date, or as of the last Trading Day in the Final Measurement Period, as applicable, will be:

Index Valuation Level — Monthly Initial Closing Level

Monthly Initial Closing Level

The “Index Valuation Level” will equal the arithmetic mean of the Index Closing Levels measured on each Trading Day during the Final Measurement Period, or the Index Closing Level on any Monthly Valuation Date or any Redemption Valuation Date, as determined by the Calculation Agent, provided that if the Redemption Valuation Date falls in the Final Measurement Period, for the purposes of calculating the Index Performance Ratio as of the Redemption Valuation Date, the Index Valuation Level on any date of determination during such Measurement Period shall equal (a) 1/t times (b) (i) the sum of the Index Closing Levels on each Trading Day from, and including, the Call Valuation Date, Acceleration Date or the Calculation Date, as applicable, to, but excluding, the date of determination,

General Terms of the Securities

plus (ii) the number of Trading Days from and including the date of determination to and including the last Trading Day in such Measurement Period, times the Index Closing Level on such date of determination. For purposes of this definition, “t” equals the number of Trading Days in the Final Measurement Period.

The “Monthly Initial Closing Level” for the Initial Calendar Month will be specified in the applicable pricing supplement and will be the Index Closing Level on the applicable Initial Trade Date. For each subsequent calendar month, the Monthly Initial Closing Level on the Monthly Reset Date will equal the Index Closing Level on the Monthly Valuation Date for the previous calendar month.

The “Index Closing Level” is, for any series of the Securities, the closing level of the relevant Index as reported on Bloomberg and any other publicly available information provider specified in the applicable pricing supplement; provided, however, that if the Index Closing Level as reported on Bloomberg (or any successor) differs from the Index Closing Level as reported on such other information provider (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent.

The “Index Calculation Agent” will be the entity that calculates the level of the relevant Index and will be specified in the applicable pricing supplement.

The “Stub Reference Distribution Amount” as of the last Trading Day in the applicable Measurement Period or as of the Redemption Valuation Date, as applicable, is an amount equal to the cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituent Securities held by such Reference Holder on the “record date” with respect to any such securities for those cash distributions whose “ex-dividend date” occurs during the period from, but excluding, the immediately preceding Coupon Valuation Date (or if such Redemption Valuation Date or the Acceleration Date occurs prior to the first Coupon Valuation Date, the period from but excluding, the Initial Trade Date) to, and including, such last Trading Day of such Measurement Period or such Redemption Valuation Date, as applicable; provided that, for the purpose of calculating the Stub Reference Distribution Amount as of such last Trading Day of such Measurement Period, the Reference Holder will be deemed to hold on each Trading Day in such Measurement Period ((t-d)/t) of the shares of such securities it would otherwise hold on each of the Trading Days in such Measurement Period beginning on the second Trading Day in such Measurement Period until and including the final Trading Day in such Measurement Period. For purposes of this definition, d = the number of Trading Days that have occurred in the applicable Measurement Period. For purposes of this definition, “t” equals the number of Trading Days in the applicable Measurement Period. Such cash distributions may be adjusted to account for withholding taxes imposed by the taxing authority of the applicable Index Constituent and for any fees related to such cash distributions, as described in the applicable pricing supplement. In the event of such an adjustment, UBS would not be required to pay any of the additional amounts described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”. Notwithstanding the foregoing, with respect to the cash distributions for any such securities that are scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such security fails to pay the distribution to holders of such securities by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Stub Reference Distribution Amount. Any cash distributions on the Index Constituent Securities that are paid in a non-U.S. dollar currency will be converted into U.S. dollars for purposes of calculating the Stub Reference Distribution Amount in the manner described in the applicable pricing supplement.

General Terms of the Securities

The Accrued Fees will be calculated as of the last Trading Day in the Final Measurement Period as the sum of (i) the Accrued Tracking Fee as of such last Trading Day and (ii) the Accrued Financing Charge as of such last Trading Day.

The Accrued Fees also take into account the performance of the Index, as measured by the Index Closing Level.

The “Accrued Tracking Fee” as of the last Trading Day in the Final Measurement Period is an amount equal to the product of (i) the Annual Tracking Fee calculated as of such last Trading Day and (ii) a fraction, the numerator of which is the total number of calendar days from, but excluding the immediately preceding Monthly Valuation Date to and including such last Trading Day and the denominator of which is 365.

The “Annual Tracking Fee” is, as of any date of determination, an amount per Security equal to the product of (i) the Annual Tracking Rate and (ii) the Current Indicative Value as of the immediately preceding Trading Day.

The “Annual Tracking Rate” is a per annum rate described in the applicable pricing supplement.

The “Current Indicative Value” is, as determined by the Calculation Agent as of any date of determination, an amount per Security of any series equal to the product of (i) the Current Principal Amount and (ii) the Index Factor as of such date, calculated using the Index Closing Level on such date as the Index Valuation Level.

On the Initial Trade Date, the Accrued Financing Charge for each Security will be $0.

The “Accrued Financing Charge” as of the last Trading Day in the Final Measurement Period is an amount equal to (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date to, and including such last Trading Day times (ii) the Financing Rate as of such date, divided by (b) 360.

The “Financing Level” is, as of any date of determination, an amount that equals the Current Principal Amount.

The Financing Rate will equal the sum of (a) the “Financing Spread” to be specified in the applicable pricing supplement and (b) the London interbank offered rate (British Banker’s Association) for three-month deposits in U.S. Dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London time, on the day that is two London business days prior to the immediately preceding Monthly Valuation Date. “London business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Stated Principal Amount” of each Security is $25.00. Each series of the Securities may be issued and sold over time at then-current market prices, which may be significantly higher or lower than the Stated Principal Amount.

For each calendar month, the “Monthly Reset Date” is the first Trading Day of the month specified in the applicable pricing supplement, subject to adjustment as described under “— Market Disruption Event”; provided, however, that no Monthly Reset Date will occur on or after the Call Valuation Date or the Acceleration Date.

General Terms of the Securities

For each Monthly Reset Date, the “Monthly Valuation Date” is the last Trading Day of the previous calendar month subject to adjustment as described under “— Market Disruption Event”. The Monthly Valuation Date will be specified in the applicable pricing supplement.

The “Calculation Date” will be specified in the applicable pricing supplement.

Unless specified otherwise in the applicable pricing supplement, “Trading Day” means any day on which (i) the value of the relevant Index is published by Bloomberg or Thomson Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the Index Constituent Securities in the relevant Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

Early Redemption at the Option of the Holders

You may elect to require UBS to redeem your Securities, subject to a minimum redemption amount of at least 50,000 Securities of the same series. If you elect to have your Securities redeemed and have done so under the redemption procedures described below under “— Redemption Procedures”, you will receive payment for your Securities on the Redemption Date. The first and final Redemption Dates will be specified in the applicable pricing supplement. For any early redemption, the applicable “Redemption Valuation Date” means the first Trading Day following the date on which you deliver a redemption notice to UBS in compliance with the redemption procedures. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities of the same series; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities of any series. Any such reduction will be applied on a consistent basis for all holders of the Securities of the affected series at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the corresponding Redemption Valuation Date or, if such day is not a Business Day, the next following Business Day (the “Redemption Date”). In addition, if a call notice has been issued or if acceleration has been triggered, in each case with respect to any series of the Securities, the last Redemption Valuation Date for that series of Securities will be the fifth Trading Day prior to the Call Settlement Date or the Acceleration Settlement Date, as applicable. Any applicable Redemption Valuation Date is subject to adjustment as described under “— Market Disruption Event”.

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures”, for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to:

(a)	the product of

(i)	the Current Principal Amount and (ii) the Index Factor as of the applicable Redemption Valuation Date, plus

(b)	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding such Redemption Valuation Date if on that Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)	the Stub Reference Distribution Amount as of such Redemption Valuation Date, if any, minus

(d)	the Accrued Fees as of such Redemption Valuation Date, minus

(e)	the Redemption Fee.

General Terms of the Securities

We refer to this cash payment as the “Redemption Amount”.

If the amount calculated above is equal to or less than zero, the payment upon early redemption will be zero. We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Valuation Date.

You may lose some or all of your investment upon early redemption. The Accrued Fees and the Redemption Fee will reduce your final payment. If the monthly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable (less any Coupon Amounts and the Stub Reference Distribution Amount as of the Redemption Valuation Date, if any, you may be entitled to receive), or if the monthly compounded leveraged return of the Index is negative, you may lose some or all of your investment upon early redemption.

The Accrued Fees will be calculated as of any Redemption Valuation Date as the sum of (i) the Accrued Tracking Fee as of such date and (ii) the Accrued Financing Charge as of such date.

The Accrued Fees also take into account the performance of the Index, as measured by the Index Closing Level.

The “Accrued Tracking Fee” as of any Redemption Valuation Date is an amount equal to the product of (i) the Annual Tracking Fee calculated as of such Redemption Valuation Date, and (ii) a fraction, the numerator of which is the total number of calendar days from, but excluding the immediately preceding Monthly Valuation Date to and including such Redemption Valuation Date (or if such Redemption Valuation Date occurs prior to the first Monthly Valuation Date, the period from and excluding the Initial Trade Date), and the denominator of which is 365.

The “Accrued Financing Charge” as of any Redemption Valuation Date is an amount equal to (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date to, and including such Redemption Valuation Date (or if such Redemption Valuation Date occurs prior to the first Monthly Valuation Date, the period from and excluding the Initial Trade Date), times (ii) the Financing Rate as of such date, divided by (b) 360.

The “Redemption Fee” means, as of any date of determination for a series of Securities, an amount per Security equal to the product of (a) 0.125%, (b) the Current Principal Amount and (c) the Index Factor as of the applicable Redemption Valuation Date.

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Payment”.

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner. Any series of Securities may trade at, above, or below its indicative value.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢	deliver a notice of redemption, a form of which is attached to this product supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on the Trading Day immediately

General Terms of the Securities

preceding the applicable Redemption Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a confirmation of redemption, a form of which is attached to this product supplement as Annex B;

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities of any series upon not less than eighteen calendar days’ prior notice to the holders of the Securities of that series, such redemption to occur on any Trading Day specified in the applicable pricing supplement through and including the Maturity Date specified in the applicable pricing supplement. Upon early redemption in the event we exercise this right, you will receive a cash payment equal to:

(a)	the product of

(i)	the Current Principal Amount and

(ii)	the Index Factor as of the last Trading Day in the applicable Measurement Period, which we refer to in this section “— UBS’s Call Right” as the “Call Measurement Period,”plus

(b)	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on such last Trading Day the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)	the Stub Reference Distribution Amount as of such last Trading Day, if any, minus

(d)	the Accrued Fees as of such last Trading Day.

We refer to this cash payment as the “Call Settlement Amount”.

If the amount calculated above is equal to or less than zero, the payment upon UBS’s exercise of its Call Right will be zero.

If UBS issues a call notice on any Trading Day, the “Call Valuation Date” will be the fifth Trading Day following the Trading Day on which the call notice is issued.

General Terms of the Securities

We will inform you of such Call Settlement Amount on the first Business Day following the last Trading Day in the Call Measurement Period.

The holders will receive payment for their Securities on a date that is at least three, but not greater than six, Trading Days following the last Trading Day in the Call Measurement Period (the “Call Settlement Date”). We will inform you of such Call Settlement Date in the call notice. If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index Constituent Securities, such Call Valuation Date may be postponed as described under “— Market Disruption Event”.

You may lose some or all of your investment at call. The Accrued Fees will reduce your final payment. If the monthly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and the Stub Reference Distribution Amount as of the last Trading Day in the Call Measurement Period, if any, you may be entitled to receive), or if the monthly compounded leveraged return of the Index is negative, you may lose some or all of your investment at call.

The Accrued Fees will be calculated as of the last Trading Day in the Call Measurement Period as the sum of (i) the Accrued Tracking Fee as of such last Trading Day and (ii) the Accrued Financing Charge as of such last Trading Day.

The Accrued Fees also take into account the performance of the Index, as measured by the Index Closing Level.

The “Accrued Tracking Fee” as of the last Trading Day in the Call Measurement Period is an amount equal to the product of (i) the Annual Tracking Fee calculated as of such last Trading Day, and (ii) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, such last Trading Day, and the denominator of which is 365.

The “Accrued Financing Charge” as of the last Trading Day in the Call Measurement Period is an amount equal to (a) the aggregate sum of (i) the Financing Level as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date to, and including such last Trading Day, times (ii) the Financing Rate as of such date, divided by (b) 360.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value for any series of the Securities on any Trading Day (1) equals $5.00 or less or (2) decreases 60% in value from the closing indicative value of that series of the Securities on the previous Monthly Valuation Date (each such day, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of that series would later exceed $5.00 or would increase from the -60% level on such Acceleration Date or any subsequent Trading Day during the applicable Measurement Period, which we refer to in this section “— Acceleration Upon Minimum Indicative Value” as the “Acceleration Measurement Period”) for a cash payment equal to:

(a)	the product of

(i)	the Current Principal Amount and

(ii)	the Index Factor as of the last Trading Day of the Acceleration Measurement Period, plus

General Terms of the Securities

(b)	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Acceleration Date if on such last Trading Day the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)	the Stub Reference Distribution Amount as of such last Trading Day, if any, minus

(d)	the Accrued Fees as of such last Trading Day.

We refer to this cash payment as the “Acceleration Amount”. If the minimum indicative value threshold of any series of Securities has been breached, you will receive on the Acceleration Settlement Date only the Acceleration Amount in respect of your investment in that series of Securities.

You may lose some or all of your investment upon an acceleration upon minimum indicative value. The Accrued Fees will reduce your final payment. If the monthly compounded leveraged return of the Index is insufficient to offset the negative effect of the Accrued Fees (less any Coupon Amounts and the Stub Reference Distribution Amount as of the last Trading Day in the Acceleration Measurement Period, if any, you may be entitled to receive), or if the monthly compounded leveraged return of the Index is negative, you may lose some or all of your investment upon an acceleration upon minimum indicative value.

The Accrued Fees will be calculated as of any date of determination for any series of Securities as the sum of (i) the Accrued Tracking Fee as of the last Trading Day of the Acceleration Measurement Period and (ii) the Accrued Financing Charge as of the last Trading Day of the Acceleration Measurement Period.

The Accrued Fees also take into account the performance of the Index, as measured by the Index Closing Level.

The “Accrued Tracking Fee” as of the last Trading Day of the Acceleration Measurement Period will be an amount equal to the product of (i) the Annual Tracking Fee calculated as of such last Trading Day, and (ii) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, such last Trading Day or if the Acceleration occurs prior to the first initial Monthly Valuation Date, the period from but excluding the Initial Trade Date), as applicable, and the denominator of which is 365.

The “Accrued Financing Charge” as of the last Trading Day of the Acceleration Measurement Period is an amount equal to (a) the aggregate sum of (i) the Financing Levels as of each date starting from, but excluding, the immediately preceding Monthly Valuation Date to, and including, such last Trading Day (or if the Acceleration Date occurs prior to the initial Monthly Valuation Date, the period from, and excluding, the Initial Trade Date), times (ii) the Financing Rate as of such date, divided by (b) 360.

The “Acceleration Settlement Date” will be the third Trading Day following the last Trading Day of the Acceleration Measurement Period.

Subject to the prior verification by the Calculation Agent that the indicative value of $5.00 or less was accurately calculated by the Index Calculation Agent or that the decrease of 60% from the closing indicative value of that series of the Securities on the previous Monthly Valuation Date was accurately calculated by the Index Calculation Agent, as applicable, and in each case with respect to a series of Securities, UBS must provide notice to the holders of that series of the Securities that the minimum indicative value threshold has been breached not less than five calendar days prior to the Acceleration Settlement Date. For a detailed description of how the intraday indicative value of the Securities is calculated see “Valuation of the Index and the Securities”.

General Terms of the Securities

Calculation Agent

UBS Securities LLC will act as the Calculation Agent. The Calculation Agent will determine, among other things, the Index Valuation Level, the Index Performance Ratio, the Index Factor, the Current Principal Amount, the Current Indicative Value, the Monthly Initial Closing Level, the Index Closing Level, the Accrued Fees, the Accrued Financing Charge, the Financing Level, the Financing Rate, the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Tracking Fee, the Annual Tracking Fee, the Redemption Fee, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, the Call Settlement Amount, if any, that we will pay you on the Call Settlement Date, if applicable, or the Acceleration Amount, if any, that we will pay you on the Acceleration Settlement Date, if applicable, based on the relevant Index levels calculated by the Calculation Agent, as adjusted, the Final Measurement Period, the Call Settlement Date, the Call Valuation Date, the Call Measurement Period, the Acceleration Date, the Acceleration Measurement Period, the Coupon Payment Dates, the Coupon Valuation Dates, the Coupon Ex-Dates, the Coupon Record Dates, and whether any day is a Business Day or Trading Day. The Calculation Agent will also calculate any foreign exchange calculations necessary to determine the Coupon Amount, Reference Distribution Amount and Stub Reference Distribution Amount in the event that cash distributions on the relevant Index Constituent Securities are made in non-U.S. dollar currencies. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the relevant Index has been discontinued and whether there has been a material change in the relevant Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent for any series of the Securities and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent for any series of the Securities from time to time after the date of this product supplement without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption or acceleration, or on a Coupon Payment Date on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, the Call Settlement Date, the Acceleration Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Accrued Fees, the Accrued Tracking Fee, the Accrued Financing Charge, the Redemption Amount and Redemption Fee, if any, per Security for any series of Securities, the Call Settlement Amount, if any, per Security for any series of Securities, the Acceleration Amount, if any, per Security for any series of Securities, and the Cash Settlement Amount, if any, per Security for any series of Securities, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of such Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

To the extent a Market Disruption Event with respect to the relevant Index has occurred or is continuing on an Averaging Date (as defined below), the Index Closing Level for such Averaging Date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Trading Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) with respect to the relevant Index irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally

General Terms of the Securities

scheduled to be an Averaging Date, for purposes of determining the Index Closing Level on any Averaging Date, the Calculation Agent or one of its affiliates, as the case may be, will apply the Index Closing Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date. For example, if the applicable Measurement Period for purposes of calculating the Call Settlement Amount is based on the arithmetic mean of the Index Closing Levels on October 3, October 4, October 5, October 6 and October 7, and there is a Market Disruption Event with respect to the relevant Index on October 3, but no other Market Disruption Event during such Measurement Period, then the Index Closing Level on October 4 will be used twice to calculate the Call Settlement Amount, and the Call Settlement Amount will be determined based on the arithmetic mean of the Index Closing Levels on October 4, October 4, October, 5, October 6 and October 7. The same approach would be applied if there is a Market Disruption Event during any Measurement Period.

If the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on October 3 and there is a Market Disruption Event with respect to the Index on October 3, then the Index Closing Level on October 4 will be used to calculate the Redemption Amount. If a Market Disruption Event occurs on any Monthly Valuation Date, the Index Closing Level for such Monthly Valuation Date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Trading Day on which a Market Disruption Event does not occur or is not continuing.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date, Monthly Valuation Date or the Redemption Valuation Date, as applicable, occurring more than three Trading Days following the day originally scheduled to be such final Averaging Date, Monthly Valuation Date or Redemption Valuation Date. If the third Trading Day following the date originally scheduled to be the final Averaging Date, Monthly Valuation Date or Redemption Valuation Date, as applicable, is not a Trading Day or a Market Disruption Event has occurred or is continuing with respect to the relevant Index on such third Trading Day, the Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such third Trading Day but for such Market Disruption Event. If any Monthly Valuation Date is postponed as described above, the succeeding Monthly Reset Date will occur on the next Trading Day following the postponed Monthly Valuation Date.

An “Averaging Date” means each of the Trading Days during any Measurement Period, subject to adjustment as described herein.

Notwithstanding the occurrence of one or more of the events below, which may, in the Calculation Agent’s discretion, constitute a Market Disruption Event with respect to the relevant Index, the Calculation Agent in its discretion may waive its right to postpone the Index Closing Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Closing Level on such date.

Any of the following will be a “Market Disruption Event” with respect to the relevant Index, in each case as determined by the Calculation Agent in its sole discretion:

(a)	suspension, absence or material limitation of trading in a material number of the Index Constituent Securities for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

(b)	suspension, absence or material limitation of trading in option or futures contracts relating to the relevant Index or to a material number of Index Constituent equity interests in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

General Terms of the Securities

(c)	the relevant Index is not published; or

(d)	in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

The following events will not be Market Disruption Events with respect to the relevant Index:

(a)	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b)	a decision to permanently discontinue trading in the option or futures contracts relating to the relevant Index or any Index Constituent equity interests.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the relevant Index or any Index Constituent equity interests are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Relevant Index; Alteration of Method of Calculation

If the Index Calculation Agent or another entity that publishes the Index (such other entity to be named in the applicable pricing supplement) discontinues publication of or otherwise fails to publish the relevant Index, and the Index Calculation Agent or such other entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued relevant Index (such index being referred to herein as a “Successor Index”), then the Index Closing Level for such Successor Index will be determined by the Calculation Agent by reference to the Successor Index on the dates and at the times as of which the Index Closing Levels for such Successor Index are to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If the Index Calculation Agent discontinues publication of the relevant Index prior to, and such discontinuation is continuing on any Monthly Valuation Date, any Averaging Date, any Redemption Valuation Date or any other relevant date on which the Index Closing Level is to be determined and the Calculation Agent determines that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, any Monthly Valuation Date, any Averaging Date, any Redemption Valuation Date or any other relevant date on which the Index Closing Level is to be determined, then the Calculation Agent will determine the Index Closing Level using the closing level and published share weighting of each Index Constituent Security included in the relevant Index or Successor Index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described in the description of the relevant Index included in the applicable pricing supplement. In such event, the Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the relevant Index or Successor Index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the relevant Index or a Successor Index, or the value thereof, is changed in a material respect, or if the relevant Index or a Successor Index is in any other way modified

General Terms of the Securities

so that the level of the relevant Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the relevant Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the relevant Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the levels for the relevant Index or such Successor Index with reference to the relevant Index or such Successor Index, as adjusted. The Calculation Agent will accordingly calculate the Index Performance Ratio, the Index Factor, the Current Principal Amount, the Current Indicative Value, the Coupon Amount, the Reference Distribution Amount, the Stub Reference Distribution Amount, the Accrued Fees, the Accrued Tracking Fee, the Annual Tracking Fee, the Accrued Financing Charge, the Financing Level, the Redemption Fee, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon redemption, if applicable, the Call Settlement Amount, if any, that we will pay you on the Call Settlement Date, if applicable, or the Acceleration Amount, if any, that we will pay you on the Acceleration Settlement Date, if applicable, based on the relevant index levels calculated by the Calculation Agent, as adjusted. Accordingly, if the method of calculating the relevant Index or a Successor Index is modified so that the level of the relevant Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the relevant Index), which, in turn, causes the level of the relevant Index or such Successor Index to be a fraction of what it would have been if there had been no such modification, then the Calculation Agent will make such calculations and adjustments in order to arrive at a level for the relevant Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Redemption Price Upon Optional Tax Redemption

We have the right to redeem any series of the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of that series of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of any series of the Securities is accelerated, we will pay the default amount in respect of the principal of that series of Securities at maturity. We describe the default amount below under “— Default Amount”.

In addition to the default amount described below, we will also pay the Coupon Amount per Security of the accelerated series, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment”, calculated as if the date of acceleration was the last Trading Day in the last applicable Measurement Period prior to the Maturity Date and the four Trading Days immediately preceding the date of acceleration were the corresponding Trading Days in such accelerated Measurement Period, with the fourth Trading Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Trading Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which each series of Securities offered under this product supplement, the accompanying prospectus and the applicable pricing supplement are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the

General Terms of the Securities

other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss default and waiver in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants”.

Default Amount

The default amount for any series of the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities of the accelerated series. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities of the accelerated series, which we describe below, the holders of that series of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest or, if there is only one, the only quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Stated Principal Amount of the Securities.

General Terms of the Securities

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption or acceleration will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Payment When Offices Are Closed” in the accompanying prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date.

Defeasance

Neither full defeasance nor covenant defeasance, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance”, will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue any series of the Securities. We intend to issue the Securities initially in an amount having the aggregate stated principal amount specified in the applicable pricing supplement. We may issue additional Securities in amounts that exceed the amount specified in the applicable pricing supplement at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other Securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities of any series and will have the same CUSIP number and will trade interchangeably with that

General Terms of the Securities

series of the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the relevant Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on the Index Constituent Securities or the relevant Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of Index Constituent Securities or other securities of the Index Constituents,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the relevant Index or the value of the Index Constituent Securities,

➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices, or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to any series of the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the last Trading Day in the applicable Measurement Period. That step may involve sales or purchases of any of the Index Constituent Securities, listed or over-the-counter options or futures on the Index Constituent Securities or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-17 for a discussion of these adverse effects.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements and, to the extent inconsistent, replaces the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a person subject to alternative minimum tax,

➢	a person that purchases or sells the Securities as part of a wash sale for tax purposes,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Except as otherwise described below under “Unrelated Business Taxable Income,” the discussion below does not apply to tax-exempt organizations. If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

The tax treatment of your Securities will depend on their terms. Consequently, except to the extent the applicable pricing supplement indicates otherwise, the discussion below (including the tax opinion below) will not necessarily apply to your Securities.

The following discussion assumes that the Index is, and will be, composed solely of equity Securities issued by entities treated as corporations for U.S. federal income tax purposes.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an

Material U.S. Federal Income Tax Consequences

estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Under that treatment, (i) you will likely be required to include the Coupon Amounts (including amounts received upon the sale, exchange, redemption or maturity of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, in ordinary income at the time such amounts accrue or are received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to accrued and unpaid Coupon Amounts, which will likely be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Under the required tax treatment of the Securities set forth in the previous paragraph, the Coupon Amounts (including amounts received upon the sale, exchange, redemption or maturity of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, will (i) not be eligible for the special tax rate applicable to “qualified dividends”, notwithstanding that such amounts may be attributable to dividends on the Index Constituent Securities that would have been “qualified dividends” if the Index Constituent Securities had been held directly by an investor in the Securities, and (ii) in the case of a corporate holder of Securities, not be eligible for the dividends received deduction, notwithstanding that such amounts may be attributable to dividends on the Index Constituent Securities that would have been eligible for the dividends received deduction if the Index Constituent Securities had been held directly by a corporate investor in the Securities. In addition, as described under “General Terms of the Securities — Coupon Payment” on page S-35, the Coupon Amounts and the Stub Reference Distribution Amount, if any, may reflect adjustments that account for withholding taxes imposed by the taxing authorities of the applicable Index Constituents. The amount of such adjustments will not give rise to creditable foreign taxes, notwithstanding that amounts withheld by such taxing authorities on dividends paid by such Index Constituents may have given rise to creditable foreign taxes if the Index Constituent Securities had been held directly by an investor in the Securities.

Alternative Treatments.    The Internal Revenue Service (the “IRS”) released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury

Material U.S. Federal Income Tax Consequences

Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain. Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department or IRS determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities and decreased by the projected amount of any contingent payment previously made on your Securities. Any gain you recognize upon the sale, exchange, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described under “U.S. Tax Considerations — Taxation of Debt Securities — Market Discount” and “U.S. Tax Considerations — Taxation of Debt Securities — Debt Securities Purchased at a Premium” in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In addition, the IRS could potentially assert that you should be required to treat amounts attributable to the Accrued Fees and the Redemption Fee, if any, as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such

Material U.S. Federal Income Tax Consequences

amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

If the Index Constituent Securities are rebalanced, it is also possible that the Securities could be treated as a series of derivative contracts each of which matures on each rebalancing date. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and you would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code.

It is also possible that the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, on your Securities could be treated all or in part as contract fees in respect of a derivative contract. The United States federal income tax treatment of such contract fees is uncertain. Additionally, it is possible that such amounts should not be treated as ordinary income but rather should be treated as a return of principal that would reduce your basis in the Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be treated as if you owned the Index Constituent Securities in which case you would recognize gain or loss (subject to the application of the “wash sale” rules of Section 1091 of the Code) with respect to an Index Constituent Security when the amount of any Index Constituent Security referenced by the Index is reduced, (ii) some or all of the gain or loss that you recognize upon the sale, exchange, redemption or maturity of your Securities should be treated as ordinary gain or loss, (iii) you should be required to recognize taxable gain upon the resetting of the Current Principal Amount, or (iv) your Securities should be treated as a notional principal contract for tax purposes. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Medicare Tax.    If you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you are subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income includes your net gains upon the sale, exchange, redemption or maturity of your Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether your net investment income would include any Coupon Amount (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, that you receive on the Securities, unless such amounts were derived in the ordinary course of the conduct of a trade or business (in which case such amounts should be included in your net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be included in your net investment income). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare Tax to your net investment income in respect of your investment in the Securities.

Material U.S. Federal Income Tax Consequences

Information with Respect to Foreign Financial Assets.    Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Securities.

Unrelated Business Taxable Income.    A United States holder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, will nevertheless be subject to tax to the extent income or gain from the Securities constitutes unrelated business taxable income (“UBTI”). Although the matter is not free from doubt, income or gain from the Securities should not constitute UBTI to a United States holder that is a tax-exempt organization unless such holder has incurred “debt-financing” in respect of its acquisition or ownership of the Securities. As noted above, it is possible that the Securities could be treated as other than a forward contract in respect of the Index. Under one such alternative characterization, you could be treated as directly owning the components of the Index. If your Securities are so treated, a portion of any income or gain that you recognize with respect to the Securities would likely constitute UBTI.

Treasury Regulations Requiring Disclosure of Reportable Transactions.    Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or the sale, exchange, redemption or maturity of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or the sale, exchange, redemption or maturity of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Backup Withholding and Information Reporting.    Notwithstanding that we do not intend to treat the Securities as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “U.S. Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your Securities.

Non-United States Holders.    The following section addresses the tax treatment of a non-United States holder of Securities. You are a non-United States holder if you are a beneficial owner of a Security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Security.

If your Securities are treated as a coupon-bearing pre-paid derivative contract with respect to the Index, and subject to the discussion of backup withholding below, payments on your Securities should not currently be subject to withholding tax.

As described above, the IRS could assert that you should be treated as if you owned the Index Constituent Securities. If the IRS were successful in asserting that treatment, you would generally be subject to a tax at a rate of up to 30% (or a lower rate under an applicable treaty) with respect to payments of the Coupon Amount, the Stub Reference Distribution Amount, if any, and any amount that you receive upon the sale or exchange of your Securities that is attributable to such amounts.

Material U.S. Federal Income Tax Consequences

You will generally not be subject to the treatment described above if the income you derive from owning the Securities is effectively connected with your conduct of a trade or business in the United States and you provide a properly executed IRS Form W-8ECI. Any “effectively connected income” from your Securities, including also any gain upon the sale, exchange, redemption or maturity of your Securities that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a United States holder.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report payments of Coupon Amounts and the Stub Reference Distribution Amount, if any, on your Securities on IRS Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

We will not attempt to ascertain whether any Index Constituent Securities would be treated as a USRPHC. If an Index Constituent Security were so treated, certain adverse U.S. federal income tax consequences could possibly apply to non-U.S. holders. You should refer to information filed with the SEC with respect to each Index Constituent Security and consult your tax advisor regarding the possible consequences to you, if any, if any Index Constituent Security is or becomes a USRPHC.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the Securities, including any possible alternative characterizations and treatments.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering

Benefit Plan Investor Considerations

purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

The amount of the Securities of any series to be sold on the applicable Initial Trade Date, and any related underwriting commissions or discounts payable to underwriters, will be specified in the applicable pricing supplement. We are not, however, obliged to, and may not, sell the full aggregate principal amount of any series of the Securities. We may suspend or cease sales of any series of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this product supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-52, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Fee of any series of Securities to UBS Securities LLC and certain broker-dealers in consideration for services relating to that series of the Securities including, but not limited to, promotion and distribution.

Conflicts of Interest

Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in any potential offering within the meaning of FINRA Rule 5121. In addition, UBS may receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, any offering will be conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in any offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

FORM OF NOTICE OF EARLY REDEMPTION

To: ETRACSredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: [    ]

[BODY OF EMAIL]

Name of broker: [    ]

Name of beneficial holder: [    ]

Number of Securities to be redeemed: [    ]

Applicable Redemption Valuation Date: [    ], 20[    ]*

Broker Contact Name: [    ]

Broker Telephone #: [    ]

Broker DTC # (and any relevant sub-account): [     ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

*	Subject to adjustment as described in the product supplement relating to the Securities.

A-1

ANNEX B

FORM OF BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER] Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series B, Exchange Traded Access Securities due [            ], CUSIP No. [             ], redeemable for a cash amount based on the performance of the [             ] Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],* with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone: Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the product supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

Product Supplement

Product Supplement Summary	S-1
Hypothetical Examples	S-11
Risk Factors	S-17
Valuation of the Index and the Securities	S-32
General Terms of the Securities	S-34
Use of Proceeds and Hedging	S-52
Material U.S. Federal Income Tax Consequences	S-53
Benefit Plan Investor Considerations	S-59
Supplemental Plan of Distribution	S-61
Conflicts of Interest	S-61
Form of Notice of Early Redemption	A-1
Form of Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

UBS AG Monthly Pay 2xLeveraged

Exchange Traded

Access Securities (ETRACS), Series B*

Product Supplement dated October 8, 2015

(To Prospectus dated June 12, 2015)

UBS Investment Bank